UNITED STATES
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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Invacare Corporation

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Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
April 8, 2014
To the Shareholders of
INVACARE CORPORATION:
This year's Annual Meeting of Shareholders will be held at 10:00 A.M. (EDT), on Thursday, May 15, 2014, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on Invacare's activities and you will have an opportunity to ask questions about its operations.
We hope that you are planning to attend the annual meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.
On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.
Sincerely yours,

A. MALACHI MIXON, III
Chairman of the Board of Directors

Invacare Corporation
Notice of Annual Meeting of Shareholders
To Be Held On May 15, 2014
The Annual Meeting of Shareholders of Invacare Corporation (the “Company”) will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 15, 2014, at 10:00 A.M. (EDT), for the following purposes:

1.	To elect eleven directors for a one-year term expiring in 2015;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its 2014 fiscal year;

3.	To hold an advisory vote to approve the compensation of the Company's named executive officers; and

4.	To transact any other business as may properly come before the annual meeting.
Holders of common shares and Class B common shares of record as of the close of business on Friday, March 21, 2014 are entitled to vote at the annual meeting. It is important that your shares be represented at the annual meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Shareholders who attend the annual meeting may revoke their proxy and vote in person.
By Order of the Board of Directors,
Anthony C. LaPlaca
Secretary
April 8, 2014
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 15, 2014:
The Proxy Statement and the 2013 Annual Report are also available at www.invacare.com/annualreport.

Invacare Corporation

Proxy Statement
For the Annual Meeting of Shareholders
May 15, 2014

Why am I receiving these materials?
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invacare for use at the Annual Meeting of Shareholders to be held on May 15, 2014 and any adjournments or postponements that may occur. The time, place and purposes of the annual meeting are set forth in the Notice of Annual Meeting of Shareholders, which accompanies this proxy statement. This proxy statement is being mailed to shareholders on or about April 8, 2014.
Who is paying for this proxy solicitation?
The Company will pay the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. In addition to the solicitation of proxies by mail, Invacare's directors, officers or employees, without additional compensation, may make solicitations personally and by telephone. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Who is entitled to vote?
Only shareholders of record at the close of business on March 21, 2014, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. On this record date, there were 30,922,944 common shares and 1,084,747 Class B common shares outstanding and entitled to vote.
How many votes do I have?
On each matter to be voted on, you have one vote for each outstanding common share you own as of March 21, 2014 and ten votes for each outstanding Class B common share you own as of March 21, 2014.
How do I vote?
If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by signing and mailing in your proxy card in the enclosed envelope. If you are a shareholder of record, the proxy holders will vote your shares based on your directions.
If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote “FOR” each of the director nominees named in proposal 1, “FOR” proposals 2 and 3, and will use their discretion on any other proposals and other matters that may be brought before the annual meeting.

If you hold common shares through a broker or nominee, you may vote in person at the annual meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.
How do I vote my common shares held in the Invacare Retirement Savings Plan?
If you are a participant in the Invacare Retirement Savings Plan, the voting instruction card should be used to instruct the trustee for the Invacare Retirement Savings Plan as to how to vote the number of common shares that you are entitled to vote under the plan. If you do not timely instruct the trustee for the Invacare Retirement Savings Plan as to how to vote the shares credited to your account under the plan, your shares, together with all other uninstructed shares, will be voted in the same proportions that shares for which instructions were received will be voted.
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote:

•	“For” the election of the eleven director nominees for a one-year term expiring in 2015;

•	“For” the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its 2014 fiscal year; and

•	“For” the approval of the compensation of the named executive officers.
What vote is required to approve each proposal?
Except as otherwise provided by Invacare's amended and restated Articles of Incorporation or amended and restated Code of Regulations, each as amended to date, or required by law, holders of common shares and Class B common shares will at all times vote on all matters, including the election of directors, together as one class. The holders of common shares and Class B common shares will vote together as one class on all three proposals described in this proxy statement. No holder of shares of any class has cumulative voting rights in the election of directors.

•
Election of Directors (Proposal No. 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the nominee or nominees indicated. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and will not be counted for purposes of determining the number of votes cast in the election of directors. However, please note that our majority voting director resignation procedures under our Code of Regulations require any director nominee who receives a greater number of votes marked “Withhold Authority” than marked “For” his or her election in an uncontested election of directors to promptly tender his or her resignation to the Board following certification of the shareholder vote. Under our procedures, the Governance Committee, or another committee comprised entirely of independent directors or the Board of Directors, will, within 90 days following the certification of the shareholder vote, consider, and the Board will determine, whether to accept the resignation. The Board's determination and explanation of its decision will be promptly disclosed in a press release or Form 8-K submitted to the SEC.

•
Ratification of Independent Registered Public Accounting Firm (Proposal No. 2). Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions will not be voted for or against the ratification of the appointment of Ernst & Young LLP and will not be counted in the number of votes cast on the proposal.

•
Advisory Vote to Approve Executive Compensation (Proposal No. 3). Advisory approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be voted for or against approval of our executive compensation and will not be counted in the number of votes cast on the proposal.

What constitutes a quorum?
A quorum of shareholders will be present at the annual meeting if at least a majority of the aggregate voting power of common shares and Class B common shares outstanding on the record date are represented, in person or by proxy, at the annual meeting. On the record date, 41,770,414 votes were represented by outstanding shares; therefore, shareholders representing at least 20,885,208 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Can I revoke or change my vote after I submit a proxy?
Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the annual meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary, or by attending the annual meeting and voting in person. You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy; rather you must notify an Invacare representative at the annual meeting of your desire to revoke your proxy and vote in person.
Can I access the Notice of Annual Meeting, Proxy Statement and the 2013 Annual Report on the Internet?
The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report are available on the Internet at www.invacare.com/annualreport. We also will provide a copy of any of these documents to any shareholder free of charge, upon request by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125.
If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal 2 is a routine matter, but the other proposals in this proxy statement are non-routine matters. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

ELECTION OF DIRECTORS
(Proposal No. 1)
All director nominees are nominated for election to serve a one-year term until the annual meeting in 2015 or until their successors have been duly elected. Each of the nominees, other than Michael J. Merriman, is presently a director of Invacare. Each of the nominees has indicated his or her willingness to serve as a director if elected.
In accordance with the director age limitations in the Company's Corporate Governance Guidelines, William M. Weber will not stand for reelection and will retire from the Board upon the expiration of his current term at the 2014 Annual Meeting. Mr. Merriman has been nominated by the Board to fill the vacancy that will result from Mr. Weber's retirement. The Board of Directors has fixed the number of directors constituting the Board at eleven.

At the 2015 annual meeting, two other directors will reach the director age limit of 75 provided in the Corporate Governance Guidelines. The Company's Nominating Committee, with input from the Chairman and the Lead Director, has identified a list of potential director candidates and is evaluating their credentials and qualifications in order to be prepared if the Board determines to nominate one or more candidates to replace any of the retiring directors.
Below is certain biographical information regarding our director nominees, as well as a discussion of the qualifications that led the Board of Directors to conclude that each director nominee should serve as a director of the Company. Each of the individuals listed below has a wealth of knowledge, experience and expertise developed over a lifetime of achievement. In the discussion below, we have not detailed all of the numerous factors considered by the Board, but rather have highlighted the primary qualifications that led the Board to conclude that each of the following individuals should serve as a director. The Board of Directors believes that the current Board composition reflects an appropriately diverse group of individuals with relevant knowledge and experience that greatly benefits the Company.
Michael F. Delaney, 65, has been a director since 1986. From 1983 to October 2003, Mr. Delaney served as the Associate Director of Development of the Paralyzed Veterans of America, a national veterans' service organization in Washington, D.C. Since October 2003, Mr. Delaney served as Associate Director of Corporate Marketing of the Paralyzed Veterans of America until his retirement on July 31, 2009. From November 2009 to February 2010, Mr. Delaney provided consulting services to the Department of Defense in connection with its Congressionally Directed Medical Research Program.
The Board concluded that Mr. Delaney should serve as a director of the Company primarily due to his unique background and experience. Mr. Delaney utilizes a wheelchair and has worked tirelessly for decades on behalf of people with disabilities, provides invaluable insight and perspective to the Board with respect to the Company's products, their use, and possible attributes. He uses his background and training in development and marketing to assist the Company with effective approaches to marketing its products to consumers.
C. Martin Harris, M.D., 57, has been a director since 2003 and was appointed Invacare's Lead Director effective May 17, 2012. Since 1996, Dr. Harris has been the Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation in Cleveland, Ohio and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine. Additionally, since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the internet. Dr. Harris serves on the board of HealthStream Inc. (NASDAQ), Nashville, Tennessee, which provides internet-based learning and research solutions for the training, information, and education needs of the healthcare industry in the United States and on the board of Thermo Fisher Scientific Inc. (NYSE), Waltham, Massachusetts, which provides analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics. Dr. Harris was on the Board of Directors of Sentillion Corporation, an Andover, Massachusetts healthcare software technology company which was sold to Microsoft Corporation in early 2010.

The Board concluded that Dr. Harris should serve as a director of the Company primarily due to his experience in the healthcare industry as a leader of healthcare organizations and also his expertise in the use of information technology in the healthcare industry. Dr. Harris is nationally recognized for his leadership in developing and organizing electronic management of medical information, including electronic medical records. Through his work with organizations such as e-Cleveland Clinic and the National Health Information Infrastructure Task Force, Dr. Harris has gained experience which enables him to provide valuable input to the Board, and ultimately the Company, as to the latest developments and trends involving the use of information to enhance healthcare diagnoses, patient outcomes and cost efficiencies. In particular, he is able to assist the Board in staying abreast of developments in technological advances in the home medical equipment industry. Dr. Harris' understanding of information technology developments in the healthcare industry has proven to be instrumental to the Board's management of the Company's own strategy and information technology resources, particularly in connecting the Company's widespread international operations.
A. Malachi Mixon, III, 73, has been a director since 1979. Mr. Mixon served as Chief Executive Officer from 1979 through April 2010 and as President until 1996. He has served as Chairman of the Board since 1983. Mr. Mixon serves on the Board of Directors of Park-Ohio Holdings Corp. (NASDAQ), Cleveland, Ohio, a diversified manufacturing services and products holding company. Mr. Mixon also serves as Chairman Emeritus of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers, and as Chairman of The Cleveland Institute of Music, a leading music conservatory. Mr. Mixon served on the board of directors of The Sherwin Williams Company (NYSE), Cleveland, Ohio, until April 2013.
The Board concluded that Mr. Mixon, a founder of Invacare, should serve as a director of the Company primarily due to his role as the leader of the Company since its inception and as a nationally recognized and influential medical equipment industry executive. The Board believes that having Mr. Mixon, who is intimately familiar with the Company's capabilities, customers, strategy, position in the industry and with developments within the industry, serving as a director provides the Board with invaluable Company and industry insight. Mr. Mixon has become a leading national spokesman for home medical equipment manufacturers and distributors and one of the visionary forces driving strategy and change across the industry. Mr. Mixon's experience, influence in the industry and in government affairs, and deep knowledge of the Company and its industry provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations.
Gerald B. Blouch, 67, has been President and a director of Invacare since November 1996. Effective January 1, 2011, Mr. Blouch became Chief Executive Officer of Invacare, after serving as interim Chief Executive Officer from April 2010 through December 2010. Mr Blouch served as Chief Operating Officer from December 1994 through December 2010. Previously, Mr. Blouch was President - Homecare Division from March 1994 to December 1994 and Senior Vice President - Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of Invacare from May 1990 to May 1993 and Treasurer of Invacare from March 1991 to May 1993.
The Board concluded that Mr. Blouch should serve as a director of the Company primarily due to his role as Chief Executive Officer, and his more than twenty years of experience with the Company, which has given Mr. Blouch a deep knowledge and understanding of the Company and the financial and operational aspects of its business, as well as the competitive environment in which it operates. Mr. Blouch has demonstrated his leadership abilities and his commitment to the Company since he was appointed an executive of Invacare in 1990, and his intimate knowledge of all of the major functional areas of the Company is invaluable to the Board.
Charles S. Robb, 74, has been a director since 2010. Senator Robb served as Lt. Governor of Virginia from 1978 to 1982, as Virginia's 64th governor from 1982 to 1986, and as a United States Senator from 1989 to 2001. Since leaving the Senate, Senator Robb has been a Distinguished Professor of Law and Public Policy at George Mason University and has served as Chairman of the Board of Visitors at the United States Naval Academy and Co-Chairman of the President's Commission on Intelligence Capabilities of the United States Regarding Weapons of Mass Destruction. He has also been a member of the President's

Intelligence Advisory Board, the Secretary of State's International Security Advisory Board and the FBI Director's Advisory Board, as well as the Iraq Study Group and several other national security advisory boards and commissions. He is currently Chairman of the Board of Trustees of the MITRE Corporation, a not-for-profit organization that conducts federally funded research and development.
The Board concluded that Senator Robb should serve as a director of the Company primarily due to his extensive experience in both state and federal government and in international affairs. This experience is particularly important today with the current administration's reform of the healthcare system. As the former U.S. Senator from, and former governor of, Virginia and the chairman and/or member of the various organizations listed above, Senator Robb brings a unique perspective to the Board in its evaluation of the Company's management and organization, and in its role and success during the ongoing evolution of the healthcare industry. Additionally, Senator Robb's international experience will be beneficial to the Board as it oversees the Company's global operations and entry into new markets.
Baiju R. Shah, 42, has been a director since 2011. Mr. Shah has been the CEO and a director of BioMotiv since August 2012. BioMotiv is a company focused on advancing a portfolio of discoveries from research institutions to new medicines. Prior to that, Mr. Shah was President and CEO of BioEnterprise Cleveland from 2004 to August 2012, Senior Vice President from 2003 to 2004 and a Vice President from 2002 to 2003. BioEnterprise is a Cleveland-based business formation, recruitment and acceleration initiative designed to grow health care companies and commercialize biomedical technologies. Prior to BioEnterprise, Mr. Shah worked for McKinsey & Company, where he was a leader in its Growth and Business Building practice. In addition, Mr. Shah serves as a director of Dual Therapeutics, LLC, a company focused on producing cancer therapeutics and Orca Pharmaceuticals, LLC, a developer of pharmaceuticals. He also participates on several civic, nonprofit and advisory boards including RBS Citizens/Charter One.
The Board concluded that Mr. Shah should serve as a director of the Company primarily due to his experience in the healthcare and biomedical industry gained through his leadership of BioMotiv and BioEnterprise. The business insight gained through his work at BioMotiv, BioEnterprise and McKinsey & Company, in particular his demonstrated abilities in advancing initiatives to help companies grow and expand, provides Mr. Shah with a perspective on healthcare business and growth initiatives that is invaluable to the Board
James L. Jones, 70, has been a director since 2010. General Jones is currently President of Jones Group International, a global consultancy. General Jones served as National Security Advisor to United States President Barack Obama from January 2009 to November 2010. Prior to joining President Obama's administration as National Security Advisory, General Jones was a member of the Company's Board of Directors from March 2007 to January 2009. General Jones served as Supreme Allied Commander of NATO (North Atlantic Treaty Organization) and Commander of the United States European Command from January 2003 until December 2006. From July 1999 to January 2003, General Jones was the 32nd Commandant of the United States Marine Corps.
The Board concluded that General Jones should serve as a director of the Company primarily due to his extensive leadership experience, particularly in international and governmental affairs, developed through his long and distinguished career in the U.S. military and government service. General Jones' capabilities and insights into government and international affairs, as well as organizational leadership and personnel management, make him a uniquely valuable resource to the Board of Directors in overseeing and evaluating the Company's strategic direction and management succession planning.
Dan T. Moore, III, 74, has been a director since 1980. Mr. Moore has been President of Dan T. Moore Co. since 1970 and is Chairman of seven advanced materials manufacturing companies: Soundwich, Inc., Gem Tool, Team Wendy LLC, NatGasCar LLC, Delaware Dynamics LLC, Polyfill LLC and Tennessee Iron Products. He is a director of Park-Ohio Holdings Corp. (NASDAQ), Cleveland, Ohio, a provider of supply chain logistics services and a manufacturer of engineered products. Mr. Moore is also a Trustee of The Cleveland Clinic Foundation, vice chairman of Cleveland State University and serves as a vice president on the Cleveland Metroparks Board of Park Commissioners. Mr. Moore served as a director of Hawk Corporation,

Cleveland, Ohio, a supplier of friction products for brakes, clutches, and transmissions used in aerospace, industrial and specialty applications from 1989 until its sale in December 2010.
The Board concluded that Mr. Moore should serve as a director of the Company primarily due to the leadership capabilities, business acumen and operations experience he has demonstrated over years of managing and serving as a director of numerous manufacturing companies. Mr. Moore is a recognized and successful entrepreneur and a founding investor of Invacare. His skills and experience, coupled with his familiarity with the Company and its operations through his long tenure as a director of the Company, is of particular value to the Board in setting corporate strategy and goals and in evaluating the Company's product and operational challenges and opportunities.
Dale C. LaPorte, 72, has been a director since 2009. Mr. LaPorte served as Senior Vice President - Business Development and General Counsel of the Company from December 2005 to December 2008. Prior to joining the Company, Mr. LaPorte was a partner at Calfee, Halter & Griswold LLP, an Ohio-based law firm, from 1974 to 2005 and served as chairman of that firm from 2000 to 2004. Mr. LaPorte serves as a member of the Board of Trustees of PNC Mutual Funds and the board of directors of Morrison Products, Inc., a manufacturer of air moving equipment for original equipment manufacturers in the heating, ventilation, air conditioning and refrigeration industry.
The Board concluded that Mr. LaPorte should serve as a director of the Company primarily due to his lengthy experience as counsel to the Company, skills in project management, expertise in corporate governance and business development matters, as well as his business acumen and judgment. Mr. LaPorte's skills are a vital asset to the Board, particularly at a time when sound risk management and exemplary governance practices are essential.
Ellen O. Tauscher, 62, has been a director since 2012. Ms. Tauscher currently serves as a strategic advisor at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, providing clients with her expertise and skills in the areas of national security, defense, transportation, export control and energy policy. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. From June 2009 to February 2012, Ms. Tauscher served as Under Secretary of State for Arms Control and International Security. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California's 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and most recently as Chairman of the House Armed Services Subcommittee on Strategic Forces. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. From 1977 to 1980, Ms. Tauscher was a member of the New York Stock Exchange representing Bache, Halsey Stuart Shields. Ms. Tauscher serves on the Boards of Directors of eHealth, Inc. (NASDAQ), Mountain View, California, the parent company of a private health insurance exchange, and Edison International (NYSE), Rosemead, California, a generator and distributor of electric power. Ms. Tauscher also serves on the boards of various national security-related corporations and the National Comprehensive Cancer Network.
The Board concluded that Ms. Tauscher should serve as a director of the Company primarily due to her business and financial acumen developed through her work in investment banking and the financial industry, as well as her extensive experience in international and governmental affairs developed through her outstanding career in the service of the U.S. State Department and as a member of Congress. Ms. Tauscher's business experience, coupled with her government service, makes her a valuable resource to the Board in overseeing the Company's global strategy, strategic direction and operating performance.
Michael J. Merriman, 57, has been nominated by the Board for election as a director at the annual meeting. Mr. Merriman has been an Operating Advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman served as President and Chief Executive Officer of The Lamson & Sessions Co. (formerly, NYSE: LMS), Cleveland, Ohio, a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 until the company was sold in November 2007. Mr. Merriman served as Senior Vice President and Chief Financial Officer of American Greetings Corporation (formerly, NYSE: AM), Cleveland, Ohio, a designer, manufacturer and seller of greeting cards and other social expression products from September 2005 until November 2006. He was a director of American Greetings Corporation from 2006 through August 2013 when it became a private company. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc. (formerly, NYSE: RAM), a manufacturer of a full line of cleaning products for home and commercial use. Mr. Merriman is a director of Nordson Corporation (Nasdaq: NDSN), Westlake, Ohio, a manufacturer of products and systems used for dispensing and processing adhesives, coatings, polymers, sealants and biomaterials; Regis Corporation (NYSE: RGS), Edina, Minnesota, a company that owns, franchises and operates beauty salons, hair restoration centers and cosmetology education; and OMNOVA Solutions Inc. (NYSE: OMN), Fairlawn, Ohio, a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces. Mr. Merriman also served as a director of RC2 Corporation (formerly, Nasdaq: RCRC), Oak Brook, Illinois, a manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011.
The Board concluded that Mr. Merriman should be nominated to serve as a director of the Company based on his experience and significant knowledge in executive management, strategy, corporate governance, acquisitions and divestitures, product development and investor relations, as well as his significant finance, financial reporting and accounting expertise, all developed through Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and as a certified public accountant, his current service on the boards of directors of three publicly traded companies, and his experience at Resilience. Mr. Merriman was referred to the Nominating Committee and the Board of Directors as a director candidate by the Company’s executive Chairman.
Invacare's Board of Directors recommends that shareholders vote “FOR” the election of all eleven director nominees for a term expiring in 2015.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
The Audit Committee has appointed Ernst & Young LLP to continue as the Company's independent registered public accounting firm and to audit its financial statements for the year ended December 31, 2014. The Audit Committee and the Board of Directors are asking you to ratify this appointment. During the year ended December 31, 2013, Ernst & Young LLP served as the Company's principal auditors and provided tax and other services. See “Independent Registered Public Accounting Firm.” Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Invacare's Board of Directors unanimously recommends that shareholders vote “FOR”
the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 3)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing its shareholders with the opportunity to cast an advisory vote at the Annual Meeting to approve the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission's compensation disclosure rules. The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.
At its 2013 Annual Meeting of Shareholders, the Company provided its shareholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting, and the Company's shareholders approved the proposal. As the Board of Directors views it as a good corporate governance practice, and because the Company's shareholders previously indicated they were in favor of an annual advisory vote, the Company is again asking its shareholders to approve the compensation of its named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.
This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express their views on the Company's named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company will ask its shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Management Development Committee or the Board of Directors. The Compensation and Management Development Committee values the opinions of the shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider its shareholders' concerns, and the Compensation and Management Development Committee will evaluate whether any actions are necessary to address those concerns. The next say-on-pay vote will occur at the Company's 2015 Annual Meeting.
Invacare's Board of Directors unanimously recommends that shareholders vote “FOR”
the approval of the compensation of the named executive officers, as disclosed in this proxy statement.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT
Who are the largest holders of Invacare's outstanding common shares and what is their total voting power?
The following table shows, as of February 21, 2014, the beneficial share ownership of each person or group known by Invacare to beneficially own more than 5% of either class of common shares of Invacare:

Name and business address of beneficial owner	Common Shares Beneficially Owned		Class B Common Shares Beneficially Owned *		Percentage of Total Voting Power Beneficially Owned
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
A. Malachi Mixon, III	1,307,907	3.7%	703,912	64.9%	18.2%
One Invacare Way
Elyria, Ohio 44035(1)(2)

Joseph B. Richey, II	793,471	2.3%	376,262	34.7%	10.1%
One Invacare Way
Elyria, Ohio 44035(3)

Heartland Advisors, Inc	4,329,675	12.7%	—	—	9.3%
789 North Water Street
Milwaukee, WI 53202(4)(5)

BlackRock, Inc.	3,715,251	10.9%	—	—	8%
40 E. 52nd Street
New York, NY 10022(4)(6)

Dimensional Fund Advisors LP	2,406,269	7.1%	—	—	5.2%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746(4)(7)

The Vanguard Group, Inc.	1,798,352	5.3%	—	—	3.8%
100 Vanguard Blvd.
Malvern, PA 19355(4)(8)
____________________

*
All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)
The number of common shares beneficially owned by Mr. Mixon includes 811,400 common shares that may be acquired upon the exercise of stock options during the 60 days following February 21, 2014. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by Mr. Mixon, the common shares which he had the right to acquire during that period upon the exercise of stock options are considered to be outstanding. The number of common shares shown as beneficially owned by Mr. Mixon also includes (i) 18,963 common shares owned by the trustee for the Invacare Retirement Savings Plan, (ii) 40,819 common shares owned of record by Mr. Mixon's spouse, (iii) 46,322 common shares owned by the trustee for a 2009 grantor retained annuity trust created by Mr. Mixon, (iv) 46,322 common shares owned by the trustee for a 2009 grantor retained annuity trust created by Mr. Mixon's spouse, and (v) 69,446 common shares owned by the trustee for the 2012 grantor retained annuity trust created by Mr. Mixon's spouse. Mr. Mixon disclaims beneficial ownership of the shares held by his spouse and the grantor retained annuity trusts created by his spouse.

(2)
The number of Class B common shares shown as beneficially owned by Mr. Mixon includes (i) 80,905 Class B common shares owed of record by Mr. Mixon's spouse, (ii) 39,025 Class B common shares owned by the trustee for a 2011 grantor retained annuity trust created by Mr. Mixon's spouse, (iii)293,982 Class B common shares owned by the trustee for the 2012 grantor retained annuity trust created by Mr. Mixon, and (iv) 224,536 Class B common shares owned by the trustee for the 2012 grantor retained annuity trust created by Mr. Mixon's spouse. Mr. Mixon disclaims beneficial ownership of the shares held by the grantor retained annuity trusts created by Mr. Mixon's spouse.

(3)
Includes 112,875 common shares, which may be acquired upon the exercise of stock options during the 60 days following February 21, 2014. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by Mr. Richey, the common shares which he had the right to acquire during that period upon the exercise of stock options are considered to be outstanding.

(4)
The number of common shares beneficially owned is based upon a Schedule 13G or 13G/A filed by the holder with the SEC to reflect share ownership as of December 31, 2013, provided that the ownership percentages have been calculated by the Company based on the Company's issued and outstanding shares as of February 21, 2014.

(5)	Based on a Schedule 13G/A filed on February 6, 2014 by Heartland Advisors, Inc., which has shared voting power over 4,279,515 shares and has shared dispositive power over 4,329,675 shares.

(6)	Based on a Schedule 13G/A filed on January 10, 2014, by BlackRock, Inc., which has sole voting power over 3,589,052 shares and has sole dispositive power over 3,715,251 of the shares.

(7)
Based on a Schedule 13G/A filed February 10, 2014, which reports that Dimensional Fund Advisors LP (“DFA”) may be deemed to be the beneficial owner of 2,406,269 common shares as a result of acting as investment advisor to or manager of various companies, trusts and accounts (the “DFA Funds”). In its role as investment advisor or manager, DFA possesses sole voting power for 2,334,957 shares and sole dispositive power for 2,406,269 shares that are owned by the DFA Funds. DFA disclaims beneficial ownership of those common shares because they are owned by the DFA Funds.

(8)
Based on a Schedule 13G/A filed on February 11, 2014 by The Vanguard Group, Inc., which has sole voting power over 51,419 of the shares, sole dispositive power over 1,749,833 of the shares and shared dispositive power over 48,519 of the shares.

How many common shares do each of Invacare's directors, director nominees and executive officers hold and what is their level of total voting power?
The following table sets forth, as of February 21, 2014, the beneficial share ownership of all directors and director nominees, our named executive officers, and all directors and executive officers as a group:

Name of beneficial owner	Common Shares Beneficially Owned		Class B Common Shares Beneficially Owned**		Percentage of Total Voting Power Beneficially Owned
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Gerald B. Blouch(3)	640,138	1.9%	—	—	1.4%
Michael F. Delaney(3)	49,902	*	—	—	*
Robert K. Gudbranson(3)	151,332	*	—	—	*
C. Martin Harris, M.D.(3)	37,375	*	—	—	*
James L. Jones(3)	20,896	*	—	—	*
Dale C. LaPorte(3)	49,984	*	—	—	*
Michael J. Merriman(4)	—	*	—	—	*
A. Malachi Mixon, III(1)	1,307,907	3.7%	703,912	64.9%	18.2%
Dan T. Moore, III(3)	132,657	*	—	—	*
Joseph B. Richey, II(2)	793,471	2.3%	376,262	34.7%	10.1%
Charles S. Robb(3)	29,642	*	—	—	*
Baiju R. Shah(3)	18,053	*	—	—	*
Louis F.J. Slangen(3)(5)	160,424	*	—	—	*
Ellen O. Tauscher(3)	15,271	*	—	—	*
William M. Weber(3)	111,632	*	—	—	*
All executive officers and Directors as a group (18 persons)(3)	3,680,906	10.3%	1,080,174	99.6%	31.0%
____________________

*	Less than 1%.

**
All holders of Class B common shares are entitled to convert any or all of their Class B common shares to common shares at any time, on a share-for-share basis. In addition, Invacare may not issue any additional Class B common shares unless the issuance is in connection with share dividends on, or share splits of, Class B common shares.

(1)	See Footnote 1 and Footnote 2 to the preceding table.

(2)	See Footnote 3 to the preceding table.

(3)
The common shares beneficially owned by Invacare's executive officers and directors as a group include an aggregate of 1,784,248 common shares which may be acquired upon the exercise of stock options during the 60 days following February 21, 2014. For the purpose of calculating the percentage of outstanding common shares and voting power beneficially owned by each of Invacare's executive officers and directors, and all of them as a group, common shares which they had the right to acquire upon the exercise of stock options within 60 days of February 21, 2014 are considered to be outstanding. The number of common shares that may be acquired upon the exercise of such stock options for the noted individuals is as follows: Mr. Blouch, 384,800 shares; Mr. Delaney, 20,886 shares; Mr. Gudbranson, 115,300 shares; Dr. Harris, 20,569 shares; General Jones, 7,215 shares; Mr. LaPorte, 7,858 shares; Mr. Mixon, 811,400 shares; Mr. Moore, 20,569 shares; Mr. Richey, 112,875 shares; Senator Robb, 13,161 shares; Mr. Shah, 3,372 shares; Mr. Slangen, 114,150 shares; Ms. Tauscher, 4,271 shares; and Mr. Weber, 23,047 shares.

(4)	Mr. Merriman has been nominated for election as a director at the annual meeting.

(5)	Mr. Slangen retired as Invacare's Senior Vice President - Corporate Marketing and Chief Product Officer effective as of February 28, 2014.
Section 16(a) Beneficial Ownership Reporting Compliance
The rules of the SEC require us to disclose late filings of reports of stock ownership, and changes in stock ownership, by our directors and executive officers. The Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2013, except for a Form 4 on behalf of Mr. Gudbranson to report a grant of restricted stock and stock options on March 18, 2013, which was filed on July 1, 2013 due to an inadvertent error discovered by Mr. Gudbranson in submitting his original Form 4 filing to the SEC.
CORPORATE GOVERNANCE
How many times did the Board meet in 2013?
During the fiscal year ended December 31, 2013, the Board of Directors held four regular quarterly meetings, including an annual two-day strategic planning meeting, and seven additional meetings. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board of Directors and (2) the total number of meetings held by committees of the Board on which he or she served during 2013. Board members are expected to attend Invacare's annual meeting of shareholders. Each director then serving on the Board attended last year's annual shareholders meeting.
The non-management directors meet in executive sessions after the end of each of the regularly scheduled quarterly Board meetings. Independent directors meet in executive sessions at least once per year. The Company's Lead Director, who is currently C. Martin Harris, M.D., presides over executive sessions.
What codes of ethics apply to directors, officers and employees?
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. We also have adopted a separate Financial Code of Ethics that applies to our Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer and principal accounting officer) and our controller or persons performing similar functions. You can find both codes on our website at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. We will post any amendments to the codes, as well as any waivers that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange, within four business days, on our website.
Has the Board adopted corporate governance guidelines?
The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines contain principles that, along with the charters of the standing committees of the Board of Directors, provide the framework for Invacare's corporate governance. Among other things, the Corporate Governance Guidelines establish principles relating to:

•	the composition of the Board of Directors, including independence and other qualification requirements;

•	responsibilities and functions of the Board of Directors, such as meeting, orientation and continuing education guidelines;

•	responsibilities of the executive Chairman of the Board, the Chief Executive Officer and the Lead Director;

•	the establishment and functioning of Board committees;

•	executive sessions of non-management directors;

•	succession planning;

•	Board access to management, and evaluation of the Board and the Chief Executive Officer;

•	communication and interaction by the Board with shareholders and other interested parties;

•	share ownership guidelines for directors and executive officers;

•	engagement by an independent committee of the Board with shareholder proponents following a majority vote on a shareholder proposal; and

•	periodic self-assessment by the Board and each Board committee.
A copy of the Corporate Governance Guidelines can be found on Invacare's website at www.invacare.com by clicking on the link for Investor Relations.
Who are the current members of the different standing Board committees?

Director	Audit Committee	Nominating Committee	Compensation and Management Development Committee	Governance Committee
Gerald B. Blouch
Michael F. Delaney		*
C. Martin Harris, M.D.+				**
Dale C. LaPorte		*		*
James L. Jones			*	*
A. Malachi Mixon, III
Dan T. Moore, III	*	*	**
Charles S. Robb		**
William M. Weber	**			*
Baiju R. Shah	*		*
Ellen O. Tauscher	*		*

*	Member

**	Chairperson

+	Lead Director
What are the principal functions of the standing Board committees?
The Board has an Audit Committee; a Nominating Committee; a Compensation and Management Development Committee; and a Governance Committee. The Board of Directors elected to disband and terminate the Investment Committee of the Board in February 2014.
Audit Committee.    The Audit Committee assists the Board in monitoring (i) the integrity of Invacare's financial statements, (ii) the independence, performance and qualifications of Invacare's internal and independent auditors, (iii) Invacare's compliance with legal and regulatory requirements, including medical device regulatory compliance and (iv) Invacare's risk assessment and management process. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Audit Committee met ten times during 2013.
The Board has determined that each member of the Audit Committee satisfies the current independence standards of the New York Stock Exchange listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that each member of the

Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. Ms. Tauscher will become chair of the Audit Committee following Mr. Weber's retirement at the annual meeting. The Board anticipates appointing Michael J. Merriman to the Audit Committee if he is elected to the Board of Directors at the annual meeting.
Nominating Committee.    The Nominating Committee assists the Board in identifying and recommending individuals qualified to become directors and will consider all qualified nominees recommended by shareholders. Each of the current members of the Nominating Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Nominating Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Nominating Committee met one time during 2013.
Compensation and Management Development Committee.    The Compensation and Management Development Committee assists the Board in developing and implementing (i) executive compensation programs that are fair and equitable and that are effective in the recruitment, retention and motivation of executive talent required to successfully meet Invacare's strategic objectives and (ii) a management succession plan that meets Invacare's present and future needs. See “Compensation Discussion and Analysis” below for additional information on the committee and its activities. Each of the current members of the Compensation and Management Development Committee is independent within the meaning of the New York Stock Exchange listing standards, including the standards in Rule 303A.02(a)(ii), and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Compensation and Management Development Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Compensation and Management Development Committee met four times during 2013.
Governance Committee.    The Governance Committee assists the Board on all matters relating to corporate governance of the Company, including, but not limited to, the development and implementation of the Company's corporate governance policies and guidelines. Each of the current members of the Governance Committee is independent within the meaning of the New York Stock Exchange listing standards and Invacare's Corporate Governance Guidelines. The Board of Directors has adopted a charter for the Governance Committee, which is available at www.invacare.com by clicking on the Investor Relations tab and then the Corporate Governance link. The Governance Committee met two times during 2013.
Investment Committee.    During 2013, the Investment Committee assisted the Board in monitoring the performance and attributes of investment funds chosen for the Invacare Retirement Savings Plan and other plans designated by the Board or the Investment Committee. The Investment Committee was chaired by Dale C. LaPorte and included Michael F. Delaney, Charles S. Robb and Baiju R. Shah. The Investment Committee met two times during 2013. The Board of Directors elected to disband and terminate the Investment Committee of the Board in February 2014.
Has the Board established any special committees?
Recovery Oversight Committee. In addition to the standing committees discussed above, the Board of Directors established a special committee in early 2013 which the Board refers to as the Recovery Oversight Committee. The Recovery Oversight Committee is chaired by C. Martin Harris, the Company’s Lead Director, and includes Dan T. Moore III, Ellen O. Tauscher and William M. Weber, each of whom is an independent director within the meaning of the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Board established the committee in response to the business performance, regulatory compliance matters, healthcare industry uncertainty and other challenges facing the Company’s business in the last few years. The Recovery Oversight Committee assists the Board in monitoring, evaluating, assessing and overseeing (i) the Company’s strategic business plans and initiatives, including management’s preparation and implementation of those plans and initiatives; (ii) risks associated with the Company’s business performance, plans and initiatives, and management’s response to those risks; (iii) the Company’s progress on demonstrating its quality systems improvements to its third-party expert auditor and the FDA, and its response regarding regulatory compliance matters raised by the FDA through the consent decree or otherwise; and (iv) the Company’s communications strategy relating to those matters. The Recovery Oversight Committee met nine times during 2013.
How does the Board manage potential risks?
Risk is inherent in any business and our management is responsible for the day-to-day management of risks that we face. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and to seek assurances that it is implemented properly by management.
The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. At each meeting, the Board of Directors receives presentations from senior management on business operations, financial results and strategic matters, including a quarterly assessment of the sensitivity of the various business, financial, operational, information technology, compliance and human capital risks faced by the Company, and discusses our strategies, key challenges, and risks and opportunities. Relevant members of senior management attend significant portions of the Board's quarterly meetings, as well as many of the Board committee meetings, in order to address any questions or concerns raised by the Board on risk management-related and other matters.
The Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk assessment and management in the areas of financial reporting, internal controls, compliance with legal and regulatory requirements, business and operations, human capital and information systems. Enterprise risk assessment reports are provided by management and our internal auditors to the Audit Committee on a quarterly basis. The Compensation and Management Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for executive officers. The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and structure, code of conduct, insider trading, conflict of interest policies and corporate governance. The Nominating Committee assists the Board in overseeing the membership and independence of the Board of Directors. From time to time, the Board may establish special committees to assist it in the monitoring and oversight of certain risks, such as the Recovery Oversight Committee, which was established in 2013. While these committees are responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks and committee activities through committee reports.
Does the Board have a Lead Director?
The Company has an independent Lead Director who is responsible for coordinating the activities of the independent directors, including the following specific responsibilities:
(i) advising the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;
(ii) providing the Chairman of the Board with input as to the preparation for the agendas for the Board and Committee meetings;
(iii) advising the Chief Executive Officer (with input from the Chairman of the Board) as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;
(iv) interviewing, along with the Chairman of the Board and the chair of the Nominating Committee, all Board candidates, and making recommendations to the Nominating Committee and the Board;

(v) assisting the Board and Company officers in assuring compliance with and implementation of the Company's Corporate Governance Guidelines;
(vi) recommending revisions to the Corporate Governance Guidelines as appropriate;
(vii) coordinating and developing the agenda for and moderating executive sessions of the Board's independent directors; acting as principal liaison between the independent directors, the Chairman of the Board and/or the Chief Executive Officer on sensitive issues;
(viii) evaluating, along with the members of the Compensation and Management Development Committee, the performance of both the Chairman of the Board and the Chief Executive Officer; meeting with the Chairman of the Board and the Chief Executive Officer to discuss the Committee's evaluation of performance;
(ix) discussing with the Chairman of the Board, the Chief Executive Officer and the Governance Committee the membership of the various Board Committees, as well as selection of the Committee chairs;
(x) responding to the concerns of any directors, whether or not these concerns are discussed with the full Board;
(xi) with input from the Chairman of the Board, assisting the Governance Committee in its role in connection with the annual self-evaluation process of the Board and its committees;
(xii) acting as a resource for, and counsel to, the Chairman of the Board; and
(xiii) performing other responsibilities as delegated by the Board.
A description of the responsibilities of the Lead Director also is included as Exhibit C to Invacare's Corporate Governance Guidelines, which is available at www.invacare.com by clicking on the link for Investor Relations. C. Martin Harris, M.D. serves as the Lead Director of the Board of Directors.
Why are the positions of Chairman of the Board and Chief Executive Officer split?
Gerald B. Blouch was named Invacare's President and Chief Executive Officer effective January 1, 2011. Mr. Blouch succeeded A. Malachi Mixon, III as Chief Executive Officer, allowing Mr. Mixon to focus his efforts on overseeing the activities of the Board of Directors and the Company's government relations and research and product innovation as the Company's executive Chairman of the Board. The Board believes this structure is optimal for the Company because it allows Mr. Blouch, who previously served as President and Chief Operating Officer for many years, to focus on the Company's strategic issues and the day-to-day operation of the business, while enabling Mr. Mixon to focus on leadership of the Board of Directors while still leading the Company in areas where he is uniquely qualified to contribute. The Board believes that the separate roles of Chief Executive Officer and executive Chairman of the Board capitalizes on the unique skills, expertise and experience of each of Mr. Mixon and Mr. Blouch. The Board's independent directors bring experience, oversight, and expertise from outside the Company and industry, while the executive Chairman of the Board and the Chief Executive Officer bring company and industry specific experience and expertise. One of the key responsibilities of the Board is to oversee and guide management's strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the separate roles of Chief Executive Officer and executive Chairman of the Board, together with an independent Lead Director having the duties described above, is in the best interests of the shareholders because it strikes an appropriate balance for the Company; with the CEO and executive Chairman of the Board, there is effective leadership and a focus on strategic development and execution, while the Lead Director helps assure independent oversight and management.

How does the Board determine whether non-employee directors are independent?
To be considered independent under the New York Stock Exchange independence criteria under Section 303A (the “NYSE Standards”), the Board of Directors must determine that a director does not have a direct or indirect material relationship with Invacare. The Board of Directors has adopted the following guidelines (set forth in the Corporate Governance Guidelines) to assist it in making such determinations:
A director will be considered independent if he or she, at any time that is considered relevant under the NYSE Standards (subject to any applicable transition rules of the NYSE Standards):
(i) has not been employed by Invacare or its affiliates;
(ii) has not had an immediate family member who has been employed by Invacare or its affiliates as an executive officer;
(iii) has not received, and has not had an immediate family member who has received, more than such annual amount of direct compensation from Invacare as may be considered relevant from time to time under the NYSE Standards, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not in any way contingent on continued service);
(iv) has not been a partner of Invacare's present internal or external auditor;
(v) has not had an immediate family member who has been a partner of Invacare's present internal or external auditor;
(vi) has not had an immediate family member who has been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare's audit;
(vii) has not been a partner or employee of a present or former internal or external auditor of Invacare who worked on Invacare's audit;
(viii) has not been employed, and has not had an immediate family member who has been employed, as an executive officer of another company where any of Invacare's present executives serve on that company's compensation committee; and
(ix) has not been an executive officer or an employee of another company, and has not had an immediate family member who has been an executive officer of another company, that does business with Invacare and makes payments to, or receives payments from, Invacare for property or services in an amount that, in the most recent fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.
Additionally, the following commercial and charitable relationships will be considered immaterial relationships and a director will be considered independent if he or she does not have any of the relationships described in clauses (i) - (ix) above, and:
(i) is not an executive officer of another company, and does not have an immediate family member who is an executive officer of another company, that is indebted to the Company, or to which Invacare is indebted, where the total amount of either company's indebtedness to the other is more than 5% of the total consolidated assets of the other company and exceeds $100,000 in the aggregate; and
(ii) does not serve, and does not have an immediate family member who serves, as an officer, director or trustee of a foundation (other than Invacare's foundation), university, charitable or other not for profit organization, and Invacare's, or Invacare foundation's, annual discretionary charitable contributions (any matching of employee charitable contributions will not be included in the amount of contributions for this purpose) to the organization, in the aggregate, are more than 5% percent of that organization's total annual revenues (or charitable receipts in the event such organization does not generate revenues).

In the event that a director has a relationship of the type described in clauses (i) or (ii) in the immediately preceding paragraph that falls outside of the “safe harbor” thresholds set forth in such clauses (i) and (ii), or if the director had any such relationship during the prior three years that fell outside of such “safe harbor” thresholds, then in any such case, the Board of Directors annually shall determine whether the relationship is material or not, and therefore, whether the director would be independent or not. If any relationship does not meet the categorical standards of immateriality set forth in clauses (i) and (ii) in the immediately preceding paragraph, Invacare will explain in its next proxy statement the basis for any Board of Directors determination that such relationship is immaterial.
In addition, any director serving on the Audit Committee of Invacare may not be considered independent if he or she directly or indirectly receives any compensation from Invacare other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).
The Board examined the transactions and relationships between Invacare and its affiliates and each of the directors and director nominees, any of their immediate family members and their applicable affiliates. Based on this review, the Board affirmatively determined that each of Messrs. Delaney, Jones, Merriman, Moore, Robb, LaPorte, Shah and Weber, Dr. Harris and Ms. Tauscher is independent and does not have any direct or indirect material relationship with Invacare pursuant to the categorical standards set forth in Invacare's Corporate Governance Guidelines and the NYSE Standards.
How are proposed director nominees identified, evaluated and recommended for nomination?
The Nominating Committee will seek candidates for an open director position by soliciting suggestions from Committee members, the executive Chairman of the Board, incumbent directors, senior management or others. The Committee also may retain a third-party executive search firm to identify candidates from time to time. Additionally, the Committee will consider any unsolicited recommendation for a potential candidate to the Board from Committee members, the Chairman of the Board, other Board members, management and shareholders. The Committee will accept shareholder recommendations regarding potential candidates for the Board, provided that shareholders send their recommendations to the Chairperson of the Nominating Committee, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036, with the following information:

•	The name and contact information for the candidate;

•
A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate's qualifications to serve as a director;

•
A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, director, customer, supplier, vendor or competitor of Invacare; and

•	The candidate's signed consent to be a candidate and to serve as a director if nominated and elected, including being named in Invacare's proxy statement.
Once the Nominating Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board's need to fill a vacancy or desire to expand the size of the Board, the likelihood that the candidate can meet the Nominating Committee's evaluation criteria set forth below, as well as compliance with all other legal and regulatory requirements. The Nominating Committee will rely on public information about a candidate, personal knowledge of any committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating Committee, after consultation with the Chairman of the Board, will decide whether additional consideration of the candidate is warranted.

If additional consideration is warranted, the Nominating Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate's independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management and/or other directors. The Committee then evaluates the candidate against the standards and qualifications set out in the Nominating Committee's charter. While the Board does not maintain a policy regarding the diversity of its members, the Nominating Committee charter specifies that a director should have a range of experience and knowledge relevant to the Company, and that such relevant experience and knowledge may be gained through diverse or unique life experiences. The Nominating Committee and the Board believe that the current Board composition reflects a diverse group of individuals with relevant knowledge and experience that greatly benefits the Company. Additionally, the Nominating Committee will consider other relevant factors as it deems appropriate (including independence issues and familial or related party relationships).
Before nominating an existing director for re-election at an annual meeting, the Committee will consider:

•	The director's value to the Board; and

•	Whether the director's re-election would be consistent with Invacare's governance guidelines.
After completing the Nominating Committee's evaluation of new candidates or existing directors whose terms are expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing director is a valued member of the Board, then the Nominating Committee will make a recommendation to the full Board that such candidate or existing director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee. These procedures were adhered to with respect to nominees for election at this meeting, who were unanimously recommended by the Nominating Committee and the entire Board of Directors.
How can shareholders and other interested parties communicate with the Board?
Shareholders and other interested parties may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Shareholder Communication, c/o Executive Offices, Invacare Corporation, One Invacare Way, Elyria, Ohio 44036. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or to the chair of the Governance Committee, respectively, on a quarterly basis.
Certain Relationships and Related Transactions
The Company has adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which the Company is a participant and in which a director, director nominee, executive officer, or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by the Governance Committee. Following review, the Governance Committee determines whether to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to the Company than those available with other unaffiliated parties and the extent of the related person's interest in the transaction. The Chairman of the Governance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $1,000,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to executive officers and directors of the Company; other companies or charitable organizations where the amounts involved do not exceed $1,000,000 or 2% of the organization's total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services. The transactions described below have been pre-approved, reviewed and/or ratified, as the case may be, in accordance with the Company's policy for review of transactions with related persons.
Certain Travel Services. During 2013, Invacare purchased travel services from a third party private aircraft charter company. One of the aircrafts available for use by the charter company is owned by an entity owned by Mr. Mixon. Invacare paid approximately $382,000 to the charter company in 2013 for use of the aircraft owned by Mr. Mixon. Invacare has confirmed that the transactions were on terms no less favorable to Invacare than those Invacare would expect to obtain from unrelated parties.
Retirement Agreement with Louis F.J. Slangen. On February 26, 2014, the Company and Mr. Slangen entered into a retirement agreement and release (the “Retirement Agreement”) in connection with Mr. Slangen’s retirement as the Executive Vice President of Marketing and Chief Product Officer of the Company, effective February 28, 2014. The Retirement Agreement supersedes and replaces any other prior agreements, contracts or promises with respect to Mr. Slangen’s separation from the Company, except to the extent provided in the Retirement Agreement. The principal terms of the Retirement Agreement provide that Mr. Slangen will receive the following:

•
His then-current salary ($398,000 annually), plus an additional amount of $10,500 per year in lieu of certain benefits he would have been entitled to had he remained an employee, in each case through June 30, 2015.

•	$25,000 on March 15, 2014.

•
Eligibility for a cash bonus measured as if he was a participant in the Company’s executive incentive compensation program for 2014, as if he had been employed for the entire calendar year 2014, with a minimum aggregate guaranteed bonus amount paid in 2014 of $186,562.50.

•
Eligibility for a cash bonus measured as if he was a participant in the Company’s executive incentive compensation program for 2015, as if he had been employed for the period January 1, 2015 through June 30, 2015, with a minimum guaranteed bonus amount of $25,000 and a maximum of his target bonus amount for such six-month period of $149,250.

•	Continued possession, use and ownership of certain business equipment and reimbursement for up to an aggregate of $4,000 for certain monthly residential and utility expenses through June 7, 2014.

•
If a change of control of the Company occurs on or before June 30, 2015, any unpaid salary continuation and guaranteed bonuses under the Retirement Agreement will accelerate and be payable to Mr. Slangen following the change of control. Following any such change of control, Mr. Slangen will continue to be eligible for any potential additional cash bonus, measured as if he was a participant in the Company’s executive incentive compensation plan on the same basis, if any, as the Company’s senior management group, as provided in the Retirement Agreement (net of any guaranteed bonuses paid).

Under the Retirement Agreement, Mr. Slangen agreed to a general release of claims against the Company and reaffirmed his existing confidentiality and non-competition obligations.

AUDIT COMMITTEE AND RELATED MATTERS
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
Report of the Audit Committee
The Audit Committee assists the Board of Directors in its oversight and monitoring of:

•	the integrity of the Company's financial statements;

•	the independence, performance and qualifications of the Company's internal auditors and independent registered public accounting firm; and

•	the Company's compliance with legal and regulatory requirements.
The Audit Committee's activities are governed by a written charter adopted by the Board of Directors, which is available on the Company's website (www.invacare.com) by clicking on the Investor Relations tab and then the Corporate Governance link.
Each member of the Audit Committee satisfies the independence requirements set forth in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal and disclosure controls and assessing the effectiveness of internal control over financial reporting. Ernst & Young LLP, the Company's independent registered public accounting firm for 2013, audited the annual financial statements prepared by management and expressed an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Ernst & Young LLP also audited the Company's internal control over financial reporting as of 2013, and issued an opinion with respect to the Company's internal control over financial reporting as of 2013.
The Company's Vice President of Internal Audit, together with a nationally-recognized third party firm, conducts the Company's internal audit processes. During 2013, the Audit Committee met with the Vice President of Internal Audit and Ernst & Young LLP, with and without management present, to discuss their examinations, their continuing evaluation of the Company's internal and disclosure controls and the overall quality of the Company's internal procedures and controls over financial reporting.
As part of its oversight responsibilities described above, the Audit Committee met and held discussions with management, with Ernst & Young LLP and with its internal auditors relative to the Company's financial reporting. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, (Communication with Audit Committees).
In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526 (Communications With Audit Committees Concerning Independence), and by all relevant professional and regulatory standards, related to the auditors' independence. The Audit Committee discussed with Ernst & Young LLP its independence from the Company and its management and considered the compatibility of non-audit services with the independence of Ernst & Young LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended 2013 for filing with the Securities and Exchange Commission.
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for its 2014 fiscal year, and the Company is seeking ratification of such appointment at the 2014 Annual Meeting of Shareholders.
AUDIT COMMITTEE
William M. Weber, Chairman
Dan T. Moore, III
Ellen O. Tauscher
Baiju R. Shah
Independent Registered Public Accounting Firm
The Audit Committee and the Board of Directors have selected Ernst & Young LLP to continue as the Company's independent registered public accounting firm and to audit the financial statements of Invacare for the fiscal year ending December 31, 2014. The Audit Committee is asking shareholders to ratify this appointment.  Fees for services rendered by Ernst & Young LLP were:

	2013	2012
Audit Fees	$3,248,100	$3,371,400
Audit-Related Fees	3,000	3,000
Tax Fees
Tax Compliance Services	946,000	955,400
Tax Advisory Services	1,027,300	875,400
	1,973,300	1,830,800
All Other Fees	—	—
Total	$5,224,400	$5,205,200
Audit Fees.    Fees for audit services include fees associated with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements, including fees for statutory audits that are required domestically and internationally and fees related to the completion and delivery of the auditors' attestation report on internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees associated with providing consents and review of documents filed with the SEC, other services in connection with statutory and regulatory filings or engagements, as well as accounting consultations billed as audit consultations and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.
Audit-Related Fees.    Fees for audit-related services principally include fees associated with accounting consultations, audits in connection with proposed or completed acquisitions and other accounting advisory assistance.
Tax Fees.    Fees for tax services include fees associated with tax compliance, advice and planning services.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairperson of the Audit Committee authority to approve certain permitted services, provided that the Chairperson reports any such decisions to the Audit Committee at its next scheduled meeting. During 2013, no services were provided to the Company by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis describes our compensation programs and how they apply to our executives, including:

•	A. Malachi Mixon, III, executive Chairman of the Board;

•	Gerald B. Blouch, President and Chief Executive Officer;

•	Robert K. Gudbranson, Senior Vice President and Chief Financial Officer;

•	Joseph B. Richey, II, President, Invacare Technologies and Senior Vice President, Electronics and Design Engineering; and

•	Louis F.J. Slangen, former Executive Vice President, Corporate Marketing and Chief Product Officer, who retired from the Company effective February 28, 2014.
These five executives are referred to in this proxy statement as the “Named Executive Officers” and they are included in the Summary Compensation Table.
In 2013, Invacare continued to persevere through a difficult period in the Company’s history. The year was dominated by the Company’s efforts to demonstrate its quality systems improvements and complete the three third-party expert certifications audits required under the consent decree with the United States Food and Drug Administration (“FDA”). These efforts extensively engaged the entire management team. In 2013, the Company had fewer significant new product introductions, as its design engineering team focused on quality systems remediation as well as the research and development portion of the engineering process. As a result, the Company’s financial performance suffered in 2013 due in large part to the production restrictions imposed by the consent decree and a lack of significant new product introductions.
In addition to regulatory compliance challenges facing the Company, uncertainty in the healthcare industry has posed challenges to the Company’s business over the last few years, particularly in 2012 and 2013. The compensation program is designed to further the Company’s business goals, core values and shareholder interests by enabling the Company to attract and retain the talented executive leadership necessary for the growth and success of the Company’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders, even through challenging times.
The major components of the Company’s executive compensation program are base salary, annual cash bonuses, long-term equity compensation through stock options and restricted stock, and other employee and executive benefits. The Compensation and Management Development Committee (the “Compensation Committee”) uses market compensation information and an independent compensation consultant to ensure that the executive compensation program is competitive relative to companies with which Invacare competes for executive talent.
Several significant developments are reflected in the compensation reported for 2013 for the Named Executive Officers, including the following:

•
In light of the significant challenges to the Company’s business posed by the FDA consent decree and other external factors in 2013, the Company modified its annual cash bonus program to provide for bonus opportunities based on the achievement of a free cash flow performance goal, an adjusted operating income performance goal and the goal of completing all three expert certification audits required by the FDA consent decree by the end of 2013;

•
While the Company’s 2013 free cash flow was above target, its adjusted operating income was below the target performance goal established by the Compensation Committee and the Company did not complete the third and final expert certification audit required by the consent decree before the end of 2013. As a result, no bonuses were paid to the Named Executive Officers under the 2013 bonus plan;

•
Only one of the five Named Executive Officers received a merit salary increase in 2013. Mr. Gudbranson received a merit salary increase of 2% in recognition of his individual performance over the year;

•
Mr. Mixon’s base salary was reduced by 2%, in continuation of the Compensation Committee’s plan to, over a multi-year period, further modify Mr. Mixon’s compensation in connection with the role and responsibilities that he assumed in 2011 as executive Chairman;

•
The Company granted the Named Executive Officers long-term equity compensation awards in 2013 with an overall value below the market median value, in light of the Company’s performance and operating results during 2012 and the limited pool of shares remaining under the 2003 Performance Plan prior to the adoption of the 2013 Equity Compensation Plan;

•
In granting long-term equity compensation awards, the Compensation Committee continued its practice of awarding a mix of stock options and restricted stock, weighted more heavily toward stock options, which the Compensation Committee views as performance-based. These awards reinforce executives’ focus on increasing shareholder value, while still addressing retention and dilution considerations; and

•
The Company maintained the reduced Company discretionary quarterly contributions into the Invacare Retirement Savings Plan and DC Plus Plan and the suspension of Company contributions and interest accruals under the SERP, which were initially implemented in 2011.

Impact of Last Year’s Say on Pay Vote. At the 2013 Annual Meeting, the Company’s shareholders approved the compensation of the Company’s Named Executive Officers, with holders of approximately 98% of the votes cast voting in favor of the proposal commonly known as “say on pay.” The Board of Directors has determined that say on pay votes will be held annually until the next shareholder vote on the frequency of say on pay votes.
The Compensation Committee considered the results of the 2013 say on pay vote and believes that the approval of the proposal indicated that shareholders are supportive of the Company’s executive compensation program and its philosophy and objectives. Accordingly, the Compensation Committee has sought to make executive compensation decisions that are consistent with the philosophy and objectives that the Company’s shareholders approved in 2013.
Developments in 2014. In March 2014, the Compensation Committee adopted a long-term equity compensation program that includes awards with performance-based vesting. The program is intended to make long-term, performance-based compensation a more significant component of the Named Executive Officers’ total compensation, and thus, further align executive compensation with the interests of shareholders. Under the program, awards were made to the Named Executive Officers in a combination of restricted stock and performance units that vest after a three-year period based on the achievement of performance goals established by the Compensation Committee.
Objectives of the Compensation Program
Invacare's compensation of key management is designed to further the Company’s business goals, core values and shareholder interests by attracting and retaining the talented executive leadership necessary for the growth and success of the Company’s business and motivating its executives to exert the maximum possible effort to further the interests of shareholders. To this end, the Company’s executive compensation is intended to:

•	reward its executives for sustained financial and operating performance and leadership excellence;

•	align the executives’ interests with those of the Company’s shareholders; and

•	encourage them to remain with the Company for long and productive careers.
Design of the Compensation Program
The major components of the Company’s 2013 executive compensation program, the primary purpose of each component and the form of compensation of each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities; recognizes individual skills, competencies, experience and tenure with the Company.	Fixed, short-term cash compensation.

Annual Bonus	Incentivizes and rewards performance over the year based on achieving aggressive annual performance goals.	Variable or performance-based, short-term cash compensation.

Stock Options	Encourages improvement in the long-term performance of the Company, particularly share price appreciation, thereby aligning interests of executives with the interests of shareholders.	Variable or performance-based, long-term equity compensation.

Restricted Stock	Attracts and retains executives and further aligns interests of executives with the interests of shareholders.	Fixed, long-term equity compensation.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health; provides management continuity in the event of an actual or threatened change of control.
Employee benefit plans, programs and arrangements generally available to all employees; executive retirement and savings programs; limited perquisites and executive life insurance program; severance and change of control benefits.

The executives are compensated principally by using a combination of fixed and performance-based compensation and annual and long-term compensation, which are delivered in cash and equity-based awards. The Compensation Committee does not have a specific policy on the desired mix between fixed and variable, short and long-term, and cash and equity compensation.
The Compensation Committee uses compensation data from pay surveys and from its comparative group, which is referred to as “market compensation” in this section, as well as input from the Compensation Committee’s independent compensation consultant and from each of the Chairman, the CEO and the Senior Vice President of Human Resources, to assist it in determining whether the Company’s compensation is competitive and reasonable. While the Compensation Committee considers market compensation practices, it strives to incorporate flexibility in the Company’s compensation programs and in the assessment process in order to respond to and adjust for, if appropriate, the evolving business environment, including market conditions, which may be beyond management’s control.

Compensation Decisions in 2013
The Compensation Committee’s decisions are based on its assessment of each executive’s performance during the year against a variety of factors which may include corporate and personal goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Among the factors which may be considered are key financial measurements, strategic objectives, product improvement and innovation, individual achievements, organizational leadership and high integrity. In annually setting an executive’s target compensation, the Company does not necessarily adhere to rigid formulas or react immediately to short-term changes in business performance.
For each of the major components of the Company’s executive compensation program, the following table summarizes the Company’s target level of compensation relative to market compensation and the Company’s actual level of compensation relative to market compensation for 2013.

Component	Target Level	Actual Level for 2013
Base Salary	50th percentile of market compensation, with more experienced executives between the 50th and 75th percentiles of market compensation.	CEO and CFO at 50th percentile; other more experienced Named Executive Officers at 75th percentile.

Annual Bonus	75th percentile of market compensation, based on aggressive annual performance goals.	No bonuses paid to Named Executive Officers.

Total Cash Compensation (Base Salary + Annual Bonus)	75th percentile of market compensation.	CEO and CFO below 50th percentile; other Named Executive Officers below 75th percentile.

Equity Compensation Awards (Stock Options + Restricted Stock)	Below 50th percentile of market compensation, with executive Chair at 50th percentile.	All Named Executive Officers below 50th percentile, except executive Chair at 50th percentile.
Base Salary.    Base salary provides executives with a base level of income. The Company establishes salary levels reflective of the executive’s skills, competencies, experience and individual performance. As a result, changes in salary focus primarily on an assessment of the executive’s performance in relation to the executive’s responsibilities. In addition, the Compensation Committee reviews market compensation data, which provides a comparison of the executive’s salary level relative to the salary levels of the executive’s peers.
In establishing 2013 salary levels for the Named Executive Officers, the Compensation Committee reviewed market compensation data, as well as recommendations from Messrs. Mixon and Blouch regarding Messrs. Richey, Gudbranson and Slangen and from Mr. Mixon regarding Mr. Blouch. The Compensation Committee also considered:

•	how each executive performed in relation to the executive's responsibilities during the previous year;

•	each executive's potential future contributions to the Company; and

•	each executive's particular talents, unique skills, experience, length of service to the Company and depth of industry knowledge.
For 2013, the Compensation Committee reduced Mr. Mixon’s base salary by 2%. This change was a continuation of the Compensation Committee’s plan to further modify Mr. Mixon’s compensation over a multi-year period in order to achieve a base salary level at or near the 50th percentile of market compensation, in connection with the role and responsibilities as executive Chairman of the Board that he assumed in 2011. The Compensation Committee determined that salaries of the other Named Executive Officers should remain the same as the prior year, except for Mr. Gudbranson, who received a salary merit increase of 2% in recognition of his individual performance.
Annual Cash Bonus.    The Company provides each executive with an opportunity to earn an annual cash bonus under the Company’s shareholder-approved Executive Incentive Bonus Plan. All of the Company’s executives participate in the bonus plan. The annual bonus plan is intended to provide an opportunity and incentive to compensate the executives for achieving challenging annual performance goals that are indicative of overall Company performance.
Each year, the Compensation Committee reviews and approves annual bonus plan performance goals. In light of the challenges presented to the Company’s business by the FDA consent decree that became effective in late 2012 and its anticipated effects on the Company’s operating results in 2013, the Compensation Committee established bonus targets for 2013 based on the following primary objectives:

•	the achievement of a free cash flow target measured at year-end 2013;

•	the achievement of an adjusted operating income goal for the fourth quarter of 2013; and

•	the Company’s completion of all three expert certification audits required under the FDA consent decree by the end of 2013.
Free cash flow is defined as the Company’s net cash provided by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Adjusted operating income is the Company’s adjusted earnings before income taxes excluding interest. Adjusted earnings is the Company’s net earnings (loss) from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount recorded in interest, asset write-downs related to intangibles, loss on debt extinguishment including debt finance charges and fees, add back of additional interest expense allocation as a result of the sale of Champion Manufacturing, Inc., a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, the intraperiod domestic tax allocation between continuing and discontinued operations, and changes in tax valuation allowances. The Compensation Committee retained the discretion to further adjust the determination of free cash flow and adjusted operating income to add back non-cash operating expenses and exclude the impact of extraordinary events.
The Compensation Committee and senior management believe that free cash flow provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions) and that adjusted operating income represents an important measurement of the Company’s core operating results that is particularly useful in evaluating the Company’s performance in times of economic uncertainty or when the effects of external factors on operating performance is uncertain. Further, the Compensation Committee and senior management view the completion of the expert certification audits required under the FDA consent decree as goals of the utmost importance to the recovery of the Company’s business. In light of these factors, the Compensation Committee determined that, of the various financial measurements that could be used, these were the most appropriate metrics for measuring the Company’s performance for 2013 for purposes of the Executive Incentive Bonus Plan.
Under the bonus plan:

•	50% of the Named Executive Officer’s target bonus amount would be payable based upon the Company’s achievement of free cash flow at year-end under the following payout schedule:

Free Cash Flow Payout Schedule
FCF Target ($)		Payout (As a % of NEO’s 50% Target Amount)
—		5%
100,000		10%
200,000		20%
300,000		30%
400,000		40%
500,000		50%
600,000		60%
700,000		70%
800,000		80%
900,000		90%
1,000,000		100%
6,000,000	*	150%
* Every $100,000 over $1,000,000 would result in a 1% increase in payout.

•	50% of the Named Executive Officer’s target bonus amount would be payable based on the achievement of both of the following:

(1)	adjusted operating income of at least $3.013 million in the fourth quarter of 2013; and

(2)	the completion of all three of the FDA certification audits outlined in the FDA consent decree by the end of 2013;
Except that no bonus attributable to the adjusted operating income target would be paid if the three expert certification audits are not completed by the end of 2013.
In determining the appropriate targets for 2013, the Compensation Committee reviewed and discussed several items, including previous years’ results, the Company’s forecasted annual operating plan, the anticipated effects of the FDA consent decree, and the recommendations of senior management. The Compensation Committee sought to establish performance goals which would:

•	incentivize management to focus on achieving those goals most important to the recovery of the Company’s business in light of the FDA consent decree;

•	be challenging, but achievable; and

•	if achieved, support paying executives total cash compensation targeted at the 75th percentile of market compensation.
The Compensation Committee determines target and maximum bonus levels for each executive when the executive first becomes eligible to participate in the Executive Incentive Bonus Plan. The Compensation Committee then annually reviews target and maximum annual bonus levels for each executive as a percentage of the executive’s salary. Total annual cash compensation for Messrs. Blouch and Gudbranson is targeted at or near the market median. The other Named Executive Officers have been in their respective roles for relatively long periods of time and, in recognition of the experience and deep industry knowledge that each of those executives brings to their respective roles, the Compensation Committee targets total annual cash compensation opportunity for each of them at or near the 75th percentile of market compensation. Taking into account the same factors discussed above with respect to base salary, the Compensation Committee also considers whether the executive’s individual performance and level of responsibilities warrant a change in the bonus target percentage from the previous level. The Compensation Committee does not take into account awards earned under other reward programs in determining annual bonus opportunities.
In establishing the 2013 target bonuses for each of the Named Executive Officers, the Compensation Committee reviewed the target amounts as a percentage of salary that had been established for each of the Named Executive Officers in prior years and determined to make no change. The following table shows the 2013 target and actual cash bonus levels, as a percentage of salary, for each Named Executive Officer based upon the Company’s 2013 performance goals, and upon the actual results achieved by the Company for 2013.

	Incentive Amount as a Percentage of Salary
Named Executive	Target	Actual
Mr. Blouch	100%	0%
Mr. Mixon	85%	0%
Mr. Gudbranson	75%	0%
Mr. Richey	75%	0%
Mr. Slangen	75%	0%
The Company reported 2013 free cash flow above the established performance goal, adjusted operating income below the established performance goal, and did not complete all three expert certification audits before the end of 2013. Even though the bonus attributable to the free cash flow target would have been earned, the Named Executive Officers recommended, and the Compensation Committee concurred, that no bonuses be paid to the Named Executive Officers.
Long-Term Equity Compensation Awards.    The Company’s long-term equity compensation program in 2013 provided grants of stock options and restricted stock under the Company’s 2003 Performance Plan, which is the predecessor to the Company’s 2013 Equity Compensation Plan. The Compensation Committee approved a long-term equity compensation program for 2013 with values weighted 70% in stock options, which the Compensation Committee views as performance-based compensation, and 30% in restricted stock. The mix of equity awards is intended to provide an appropriate balance of incentives to increase shareholder value, while addressing executive retention and managing shareholder dilution and compensation expense. The mix was weighted slightly more heavily toward stock options in 2013 compared to 2012, and target grants were set below the market median in 2013, primarily in order to enhance the performance-based element of the awards, in light of the Company’s stock price performance and operating results during 2013 and also, the number of shares subject to the grants took into consideration the limited pool of shares remaining under the 2003 Performance Plan, prior to the approval of the 2013 Equity Compensation Plan by shareholders in May 2013.
In making equity awards in 2013, the Compensation Committee reviewed information provided by its independent compensation consultant regarding the median market value of long-term compensation awards. Minimum and maximum grant guidelines for each Named Executive Officer other than Mr. Mixon were developed around target grants within 30% below the market median according to each executive’s salary and target cash compensation level, organizational level, reporting relationships and job responsibilities to maintain internal equity in the grants among all equity award recipients and to provide the Compensation Committee with some latitude to recognize individual performance and the recipient’s role in contributing to the creation of long-term shareholder value. Mr. Mixon’s grant guidelines were developed around target grants equal to the market median, as his salary and target cash compensation level had already been reduced by 20% as compared to 2012 and by 40% as compared to 2011. The assumed values for stock option grants are based on the Company’s stock price at the time of grant and are determined using the Black-Scholes option valuation model, the same model used by the Company to determine its accounting cost with respect to the options.

The Compensation Committee then considered each Named Executive Officer’s performance utilizing the same factors considered in setting the executive’s base salary levels, the capacity remaining available for grants under the 2003 Performance Plan, the Company’s stock price performance in 2013, and the relevant market overhang and the tax deductibility of the awards. The Compensation Committee also considered the recommendations of the Chairman and of the CEO with respect to awards to other Named Executive Officers, and the recommendations of the Chairman regarding awards to the CEO. No particular weight was assigned to any one of these areas. Outstanding long-term equity awards granted in prior years and held by an executive generally are not considered when the Compensation Committee makes its determinations regarding new grants of long-term equity compensation.
The long-term equity compensation granted in 2013 to the Named Executive Officers resulted in annual grants of stock options and restricted stock at combined values within the targeted range for each of these individuals. Awards granted in 2013 to each of the Named Executive Officers are set forth in the Grants of Plan-Based Awards for Fiscal Year 2013 Table.
Stock Options.    The stock options granted in 2013 were issued under the 2003 Performance Plan as non-qualified options with an exercise price equal to the Company’s closing price on the New York Stock Exchange on the date of grant. The stock options become exercisable ratably over a four-year period to support retention, and they expire after ten years to reward long-term stock price appreciation. The Compensation Committee views the stock options as being performance-based compensation, as the recipient recognizes value in the stock option only to the extent that the Company’s stock price appreciates over the price of the Company’s stock on the date of grant.
Restricted Stock.    The restricted stock granted in 2013 was issued at no cost to the recipient and vests ratably over four years to strengthen the retention value of the award. In order to enhance their retention value, the terms of the restricted stock allow the holder, subject to certain restrictions, to surrender a portion of the vested shares to the Company to cover any minimum tax withholding obligation. The grants of restricted stock provide that the holders of that restricted stock will be entitled to receive cash dividends declared and paid by the Company on the Company’s outstanding common shares only to the extent that the restricted stock is vested at the time of the dividend.
The Summary Compensation Table shows the aggregate grant date fair value of the stock options and restricted stock awarded to each of the Named Executive Officers over the past three years. In accordance with SEC rules, the grant date fair value of those awards is included in the total compensation reported in the Summary Compensation Table for the Named Executive Officers. However, those amounts are not necessarily indicative of the actual value of the awards to the recipients. The following table shows, for each Named Executive Officer, the equity awards received by the executive during the past three years, the combined grant date fair value of those awards, the estimated value to the executive of those awards as of a recent date and a comparison of the two values expressed as a percentage of the grant date fair value. In each case, the estimated current value to the executive is significantly lower than the grant date fair value, which, with respect to grants made in 2011, is a result of the relative decline in the Company’s stock price over the same period.
Other Arrangements
The Compensation Committee believes that the benefits summarized below are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Company.
Deferred Compensation and Savings Plans.    The Company maintains the plans described below to provide executives with the opportunity to address long-term financial and retirement planning with a degree of certainty and provide financial stability in the event the executives are impacted by unforeseeable factors that are beyond their control.
The Company maintains the Invacare Retirement Savings Plan, a qualified 401(k) defined contribution plan, for its employees, to which the Company has the discretion to make matching and quarterly contributions on behalf of the employees, including each of the Named Executive Officers. The amounts of the contributions made by the Company on behalf of each Named Executive Officer to the Invacare Retirement Savings Plan are set forth in a footnote to the Summary Compensation Table, and are consistent with the benefits provided to all other participants in the plan up to the regulatory limits imposed on the plan for highly compensated employees.
The Company provides its highly compensated employees, including the Named Executive Officers, with the opportunity to participate in the Deferred Compensation Plus Plan (“DC Plus Plan”), a non-qualified contributory savings plan, which allows the executives to defer compensation above the amount permitted to be contributed to the Invacare Retirement Savings Plan. Thus, the DC Plus Plan provides the executives with the opportunity to save additional pre-tax funds for retirement up to the amount that the executive otherwise would have been able to save under the Invacare Retirement Savings Plan but for the regulatory limits imposed on that plan for highly compensated employees. In addition to individual deferrals, the Company has the discretion to provide matching contributions and additional quarterly contributions for participating executives which are similar in percentage to the Company contributions made to employees who participate in the Invacare Retirement Savings Plan. The amounts of the contributions made by the Company on behalf of each Named Executive Officer to the DC Plus Plan are set forth in the Non-Qualified Deferred Compensation Table and a footnote to the Summary Compensation Table. The terms of the DC Plus Plan are further described following the Non-Qualified Deferred Compensation for Fiscal Year 2013 Table.
The Company also provides a Supplemental Executive Retirement Plan, or “SERP,” in which the Named Executive Officers participate, to supplement other savings plans offered by the Company and to provide replacement compensation for the executive in retirement. The purpose of this plan is to provide for basic life and income security needs and recognize career contributions. The change in the present value of the accumulated benefit obligation to each Named Executive Officer is set forth in the Summary Compensation Table. The present value of the aggregate accumulated benefit obligation to each Named Executive Officer under the SERP is included in the Pension Benefits for Fiscal Year 2013 Table, and the terms of the SERP are further described following that table.
Effective July 1, 2011, the Compensation Committee, based on the recommendation of management, (1) reduced the discretionary quarterly contributions by the Company for all participants in the Invacare Retirement Savings Plan and DC Plus Plan from 4% to 1% of total cash compensation and (2) suspended the contributions by the Company for all participants in the SERP and reduced the interest accrual rate under the SERP from 6% to zero. The reductions will remain in effect indefinitely, until such time as the Company or, in the case of the SERP, the Compensation Committee determines to restore them.
Perquisites.     Consistent with prior years, the Company provided its Named Executive Officers certain limited perquisites in 2013, which the Compensation Committee believes are reasonable, commensurate with the types of benefits and perquisites provided to similarly situated executives within other companies of comparable size and useful in attracting and retaining executives. They are not tied to individual or Company performance. These perquisites include the payment of premiums on specified excess liability insurance, an annual physical exam and health screening, and the availability of the Company’s sporting event tickets for personal use, but do not include any gross-ups by the Company for associated tax liability. Perquisites are reported in the Summary Compensation Table.
Other Benefits.    The Company offers certain other benefits to its executives in order to remain competitive with market benefit plan compensation, as described below.
The Company maintains a death benefit only life insurance plan in which Messrs. Blouch, Gudbranson, Richey and Slangen participate, as well as a separate life insurance benefit for Mr. Mixon, each of which is described in Other Potential Post-Employment Compensation. In addition, the Company also provides other benefits such as medical, dental, life and disability insurance to each Named Executive Officer in a flexible benefits plan, which also is provided to all other eligible U.S. based employees of the Company.
In March 2000, in recognition of his long service and contributions to the success of the Company, the Compensation Committee established a Chairman and CEO Retirement Program for Mr. Mixon, which is described in Other Potential Post-Employment Compensation. In addition, Mr. Mixon has been granted a right of first refusal to assume the Company’s rights and obligations with respect to the corporate suites and tickets it leases or has rights to at Cleveland-area professional sports arenas in the event that the Company determines not to renew one or more of the leases or the seat rights.
Severance Benefits.    The Company has entered into agreements with Messrs. Blouch, Gudbranson, Richey and Slangen that provide for the payment of certain severance benefits upon terminations of employment other than terminations following a change of control of the Company. These agreements provide some level of income continuity should an executive’s employment be terminated without cause by the Company or, in the case of Mr. Blouch, by the executive for good reason. These agreements are further described under Other Potential Post-Employment Compensation.
Change of Control Benefits.    Each Named Executive Officer also has entered into an agreement with the Company that provides for certain benefits generally payable in the event of a termination following a change of control of the Company. The Company believes that these agreements help retain executives and provide for management continuity in the event of an actual or threatened change of control. They also help to ensure that the interests of executives remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause. The agreements provide for the payment and provision of certain benefits to the executives if there is a change of control of the Company and for additional benefits if there is a termination of the executive’s employment with the surviving entity within three years after the change of control. These agreements are further described under Other Potential Post-Employment Compensation.
Policies, Guidelines and Practices Related to Compensation
Role of the Compensation Committee.    The Compensation Committee is comprised of independent directors and is responsible for the approval and administration of the Company’s existing and proposed executive compensation plans. You may learn more about the responsibilities of the Compensation Committee by reading the Compensation Committee’s charter, which is available on the Company’s website at www.invacare.com by clicking on the “Investor Relations” tab and then the “Corporate Governance” link. Additional information about the Compensation Committee is also included in this proxy statement under the caption “Corporate Governance - What are the principal functions of the Board committees?”
Role of the Compensation Committee’s Independent Compensation Consultant.    During 2013, the Compensation Committee retained and was advised by Pay Governance LLC, as an outside independent compensation consultant with respect to executive compensation matters. This engagement was a continuation of the Compensation Committee’s work with Pay Governance LLC in prior years.
The independent compensation consultant’s primary role is to analyze the competitiveness of, and provide recommendations to the Compensation Committee and management on, the structure and amounts of each major element of compensation to be paid to the Company’s executives. During 2013, the independent compensation consultant participated in three of the Compensation Committee’s meetings. The independent compensation consultant’s services included ongoing review, comment, consulting support, advice and/or recommendations related to:

•	compensation for the Chairman, the CEO and the other Named Executive Officers, including comparative and peer group information;

•	annual and long-term incentive opportunities;

•	policies and data related to governance and disclosure of executive compensation;

•	selected draft and final materials provided to the members of the Compensation Committee in connection with Compensation Committee meetings during 2013; and

•	emerging trends in executive compensation.

Pay Governance LLC does not provide the Company with any other consulting or other services outside of those associated with advising the Compensation Committee on the Company’s executive compensation programs. In making its decision to retain the independent compensation consultant for 2013, the Compensation Committee considered the level of the consultant’s fees, the expertise and quality of services it has provided to the Company in the past and the anticipated ability of the consultant to provide objective and independent assistance and advice to the Compensation Committee and to Company management.
The Compensation Committee has considered the independence of Pay Governance LLC in light of SEC rules and New York Stock Exchange listing standards. The Compensation Committee requested and received a letter from Pay Governance LLC addressing the independence of Pay Governance LLC and the partner of Pay Governance LLC involved in the engagement, including the following factors: (1) other services provided to the Company by Pay Governance LLC; (2) fees paid by the Company as a percentage of Pay Governance LLC’s total revenue; (3) policies or procedures maintained by Pay Governance LLC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the partner and a member of the Compensation Committee; (5) any stock of the Company owned by the partner; and (6) any business or personal relationships between the Company’s executive officers and the partner. The Compensation Committee discussed these considerations and concluded that the work performed by Pay Governance LLC and the partner involved in the engagement did not raise any conflict of interest.
Role of Executive Officers.    The Chairman of the Board, the President and CEO and the Senior Vice President of Human Resources participate in meetings of the Compensation Committee to provide insight into the performance of individual executives and the impact of their respective contributions to the Company’s overall performance and to make recommendations as to the structure and implementation of elements of executive compensation. The Chairman of the Board and the CEO assess the performance of each of the Company’s other Named Executive Officers, and each of them provides recommendations to the Compensation Committee as to a proposed structure and targeted amounts of salary, cash bonus awards and equity incentive awards for such executive officers. The Chairman of the Board assesses the performance of the CEO. In preparing these recommendations, the Chairman of the Board and the CEO review market compensation data provided by the independent compensation consultant and recommendations of the Senior Vice President of Human Resources. Prior to Compensation Committee meetings, these officers meet with the Chairman of the Compensation Committee to preview and discuss their recommendations and respond to questions. The Chairman of the Board and the CEO do not submit recommendations with respect to their own compensation. The Compensation Committee meets with the Chairman of the Board, without the CEO present, in order to review and discuss the performance and compensation of the CEO, and meets without either of the Chairman of the Board or the CEO present in order to review and discuss the performance and compensation of the Chairman of the Board.
The Chairman of the Board and the CEO also provide the Compensation Committee with recommendations, and participate in discussions with the Compensation Committee, regarding suggested performance targets associated with the Company’s annual cash bonus program. After the end of the year, the Chairman of the Board and the CEO meet with the Compensation Committee to review overall company performance relative to performance targets.
Market Compensation - Survey Data and Comparative Information.    In order to gauge the competitiveness of the Company’s executive compensation levels and help ensure that the Company is positioned to attract and retain qualified executives in the face of competitive pressures, the Compensation Committee retains the independent compensation consultant to identify annually the compensation paid to executives who are comparable to the Company’s executives. This information is referred to in this section as “market compensation.” The market compensation is derived from a combination of survey data and comparative information from a group of health care equipment and supply companies, as described below.
Survey Data.    The independent compensation consultant annually reviews survey data from nationally recognized compensation and human resources consulting firms and identifies the compensation levels with respect to annual base salaries, cash bonus awards and long-term incentive awards for each executive position paid by multi-national, diversified manufacturing companies with annual revenues approximating $1.8 billion and $3 billion. The Compensation Committee bases its compensation decisions, in part, on survey data relating to compensation levels at companies with revenues similar to the Company’s revenue for the most recently completed year. Survey data relating to compensation levels at companies with higher revenues than the Company are used to provide the Compensation Committee with perspective on how the compensation program could change as the Company grows. The independent compensation consultant uses regression analysis to adjust for differences in company size in determining competitive compensation levels for a company with revenue similar to the Company’s. This analysis assists the independent compensation consultant in translating data from companies within the surveys into information that can be more directly compared to the compensation levels for a company more comparable in size to the Company. The companies represented in the survey data include more companies than those represented in the peer group in the stock performance graph included in the Company’s 2013 annual report, which reflects the Company’s view that a broad range of companies of comparable size compete with Invacare for senior executive talent.
Comparative Information.    In addition to survey data, the independent compensation consultant also annually prepares comparative information regarding annual base salaries, cash bonus awards and long-term incentive awards for the named executive officers of a peer group of companies, which in 2013 was comprised of 23 companies. All of the peer group companies are in the health care equipment and supply industry, or in similar or related industries, which the Compensation Committee considers to be its primary market for executive talent, particularly for executives in key operations positions. In addition, peers are selected based on revenue, market capitalization and number of employees, and generally have revenue and market capitalization ranging from $1 billion to $4 billion and a number of employees ranging from 3,000 to 12,000. While the Company’s annual revenue and number of employees approximated the medians of the companies in the group, its market capitalization was below the median; primarily due to the relative decline in the Company’s stock price. In 2013, the Invacare’s peer group consisted of the following 23 companies:

Bio-Rad Laboratories, Inc. C.R. Bard, Inc. CONMED Corporation The Cooper Companies, Inc. DENTSPLY International Inc. Edwards Lifesciences Corp. Haemonetics Corporation Hill-Rom Holdings, Inc.	Hologic, Inc. Idexx Laboratories, Inc. Kinetic Concepts, Inc. Lincare Holdings Inc. Mine Safety Appliances Co. Patterson Companies, Inc. PSS World Medical, Inc. RedMed Inc.	Sirona Dental Systems, Inc. St. Jude Medical, Inc. STERIS Corporation Teleflex Incorporated Varian Medical Systems, Inc. West Pharmaceutical Services, Inc. Zimmer Holdings, Inc.
The companies in this group are regularly reviewed and changed from time to time to account for acquisitions, mergers and other business-related changes. In 2013, the Compensation Committee made the following changes to the peer group based upon the recommendation of the independent compensation consultant:

•	Removed Beckman Coulter, Inc. In 2011, Beckman Coulter was acquired by Danaher Corporation and is no longer a public company.

•
Added Haemonetics Corporation, Mine Safety Applicances Company and Sirona Dental Systems, Inc. Each of these companies is in an industry that is similar or related to Invacare’s industry, is comparable in size to Invacare and/or is included in the peer groups of Invacare’s peers.

The independent compensation consultant also prepares comparative information regarding annual base salaries, cash bonus awards and long-term incentive awards for executive Chairs at 30 companies which have a separate executive Chairman and CEO that are comparable in size to the Company, which group is different than the comparative group used annually by the Compensation Committee in its review of Named Executive Officer compensation.
Executive Compensation Adjustment and Recapture Policy.    If the Board of Directors or any appropriate Board committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take such actions as it deems necessary, in its discretion, to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. Under the Executive Incentive Bonus Plan, the Board may, to the extent permitted by applicable law, in appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the participant, authorize legal action, or take such other action to enforce the participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.
The Board of Directors, at the recommendation of the Compensation Committee, adopted a policy providing the Board of Directors with the discretion to recover any equity compensation awarded to a participant on or after January 1, 2008 if the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by the participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s).
Equity Grant Practices.    The Compensation Committee’s historical practice had been to make annual grant determinations in August or September of each year. As part of the Company’s transition to implementing a long-term equity compensation program for 2014 and future years that includes awards with performance-based vesting, the Compensation Committee modified its practices to provide for annual grant determinations in March of each year, following the expected release of earnings for the prior fiscal year in late January or early February, without regard to whether the Company otherwise is in possession of material non-public information. In connection with this transition, the Company made its annual grant determinations for 2013 and 2014 in March of each year.
Equity-based grants also are made occasionally during the course of the year to new hires or to current employees in connection with a promotion. The terms of outstanding equity-based awards also may be amended by the Compensation Committee as part of a termination or retirement package offered to a departing employee. Any two of the President and CEO, the Chief Financial Officer and the Senior Vice President of Human Resources may, subject to the approval and ratification of the Compensation Committee, grant equity-based awards to an employee, other than an executive officer, in connection with an offer of employment or promotion, and they may amend any outstanding equity-based grant made to an employee, other than an executive officer, in connection with a termination or retirement package, which amendments may include acceleration of vesting or extension of the employee’s exercise rights up to the final termination date, in the case of a stock option, or the final vesting date, in the case of restricted stock.
Equity Run Rate.    In determining the total number of equity-based grants to be awarded each year, the Compensation Committee attempts to strike a reasonable balance between the benefits achieved by providing incentives to a wide range of key employees of the Company and the shareholder dilution that results from an equity incentive plan. While the Compensation Committee has not set a formal limit on the number of awards which may be granted in any year, over the past five years, the average annual “run rate” of equity awards granted by the Company was 2.5%. For these purposes, “run rate” is defined as the number of equity awards granted in a particular year compared to the total number of outstanding shares. As of December 31, 2013, the Company’s outstanding equity awards were 14.2% of total shares outstanding while shares available for future awards under the 2013 Equity Compensation Plan amounted to another 13.9% of total shares outstanding. The Compensation Committee believes that the percentage of equity awards outstanding is higher than desired but is principally attributable to the length of the vesting period for equity awards (four years) and term of stock options when granted (10 years), and the exercise prices of a substantial portion of the outstanding stock options being above the Company’s stock price over the last several years, which has generally resulted in fewer stock options being exercised. As of December 31, 2013, there were 4,533,782 stock options outstanding under the 2013 Equity Compensation Plan and its predecessor plans of which 2,529,587 or 55.8% were exercisable at prices less than the market price of the Company’s common shares on that date. In order to reduce the amount of shareholder dilution attributable to grants of equity-based incentives, since 2005, the Compensation Committee has granted top level executives a significant component of restricted stock in lieu of a potentially greater number of stock options that might otherwise have been granted to this same group. The Compensation Committee expects that its transition to implementing a long-term equity compensation program with performance-based awards in 2014 will result in a lesser number of shares being granted in the form of equity-based incentives on an annual basis relative to prior years and, thus, further reduce the amount of shareholder dilution attributable to such grants.
Tax Matters.    Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a public company’s chief executive officer and any of its four other highest paid executive officers is not deductible to the company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for “performance-based compensation” if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied.
To the extent practicable in view of its compensation philosophy, the Company seeks to structure its executive compensation to satisfy the requirements for the performance-based compensation exception under Section 162(m). Nevertheless, based upon the Company’s current compensation structure, the Compensation Committee believes that it is in the best interests of the Company and its shareholders for the Compensation Committee to retain flexibility in awarding discretionary incentive compensation that may not qualify for the exception for performance-based compensation. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company and intends to make a determination with respect to this issue on an annual basis.
 The Compensation Committee also considers the impact of Section 409A of the Internal Revenue Code, and the Company generally seeks to structure its compensation arrangements with its employees to comply with or qualify for an exemption from Section 409A to avoid possible adverse tax consequences that may result from noncompliance.
Stock Ownership Guidelines.    The Company maintains stock ownership guidelines for its directors, Named Executive Officers and other executives for the purpose of aligning the interests of directors and key executives with those of the shareholders of the Company. The guidelines also reinforce the primary reason for offering long-term compensation awards. Moreover, it holds those executives most responsible for creating shareholder value more accountable than other employees.
Under the current guidelines of the stock ownership program, executives are expected to own shares equal in value to the following levels:

•	Chairman of the Board - five times base salary

•	President and CEO - five times base salary

•	CFO - two times base salary

•	Senior Vice Presidents - two times base salary
The number of shares required to be held by each executive is established by multiplying the applicable executive’s salary by the applicable multiple and dividing by the Company’s average daily stock price for the previous year. The number of shares required to be held by each non-employee director is 7,500 shares. “Stock ownership” is defined to include shares held directly or indirectly by the director or executive, all unvested restricted stock held by the director or executive and 30% of the shares underlying unexercised stock options held by the director or executive that are “in the money” by at least 20%. Directors who have deferred director compensation that they otherwise would have received in cash in a year into the grant of discounted stock options shall be considered, for purpose of the guidelines, to own that number of shares as is determined by dividing 50% of that year’s deferred compensation by the closing sale price of the Company’s common shares at the end of the prior fiscal year. For purposes of this policy, ownership of the Company’s Class B common shares is treated as ownership of common shares.

Directors and executive officers are expected to reach their respective ownership levels under the stock ownership guidelines over five (5) years from their date of hire or promotion, and maintain that level of stock ownership afterward. All of the directors and Named Executive Officers have either met the guidelines or are pursuing plans to meet the guidelines.
Holding Period. The share ownership guidelines provide that directors and executive officers subject to the guidelines are required to hold their “net shares” until they reach their applicable minimum ownership level, and once they reach the minimum level, they must hold their net shares from equity awards for at least one (1) year after such shares have vested, in the case of restricted stock awards, or have been acquired upon the exercise of stock options. “Net shares” means the difference between the actual shares awarded and any shares sold, surrendered or withheld to pay for taxes or to finance the cost of exercising a stock option.
Derivatives Trading.    As part of its policy relating to the trading of Invacare securities by Company insiders, the Company prohibits an insider from trading in any interest or position relating to the future price of the Company securities, such as a put, call or short sale.
Risk Assessment
The Compensation Committee, with the assistance of the independent compensation consultant, previously conducted a risk assessment of the Company’s compensation policies and practices for its employees, including those related to the executive compensation programs discussed above. The Compensation Committee, in conducting the assessment, analyzed associated risks and considered mitigating factors. Based upon its review of the assessment and of the material developments in the Company’s compensation policies and practices since the assessment, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.
Report of the Compensation and Management Development
Committee on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and in the Company's definitive proxy statement prepared in connection with its 2014 Annual Meeting of Shareholders.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Dan T. Moore, III, Chairperson
James L. Jones
Ellen O. Tauscher
Baiju R. Shah

The above Report of the Compensation and Management Development Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company's Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was at any time during 2013 or at any other time an officer or employee of the Company or any of its subsidiaries. Dan T. Moore, III, James L. Jones and Ellen O. Tauscher were the non-employee directors who served on the Compensation Committee during 2013. Baiju R. Shah was appointed to the Compensation Committee in February 2014.
Summary Compensation Table
The following table presents the total compensation to the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the two other most highly compensated executive officers of the Company in 2013, 2012 and 2011 (the “Named Executive Officers”). Louis F.J. Slangen retired as the Senior Vice President - Corporate Marketing and Chief Product Officer of Invacare, effective as of February 28, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compen-sation ($)(7)		Total ($)
A. Malachi Mixon, III	2013	750,000	—	234,738	300,156	—	178,738	70,448	(8)	1,534,080
Chairman of the Board and Former Chief Executive Officer	2012	766,667	—	216,594	274,352	—	84,745	88,238	(8)	1,430,596
	2011	850,000	—	396,090	595,876	776,730	315,854	161,175	(8)	3,095,725

Gerald B. Blouch	2013	875,500	—	382,536	750,391	—	109,566	61,506	(9)	2,179,499
President and Chief Executive Officer	2012	871,250	—	352,968	685,879	—	155,619	76,631	(9)	2,142,347
	2011	850,000	—	645,480	969,149	776,730	301,289	110,992	(9)	3,653,640

Robert K. Gudbranson	2013	420,240	—	84,042	180,094	—	5	24,331	(10)	708,712
Chief Financial Officer	2012	412,000	—	77,546	164,611	140,000	20	29,051	(10)	823,228
	2011	400,000	—	141,810	213,854	274,160	68,196	52,146	(10)	1,150,166

Joseph B. Richey, II	2013	435,000	—	43,470	81,042	—	25,563	11,578	(11)	596,653
President - Invacare Technologies and Senior Vice President - Electronics and Design Engineering	2012	435,000	8,700	40,110	74,075	—	17,589	20,546	(11)	596,020
	2011	435,000	8,700	73,350	108,871	298,149	45,579	38,721	(11)	1,008,370

Louis F.J. Slangen	2013	398,000	—	43,470	111,658	—	277,422	39,398	(12)	869,948
Senior Vice President - Corporate Marketing and Chief Product Officer	2012	398,000	11,900	40,110	102,059	37,313	207,440	33,945	(12)	830,767
	2011	398,000	12,000	73,350	108,871	272,789	103,510	64,001	(12)	1,032,521

____________________

(1)
Of the amounts disclosed in this column, the following Named Executive Officers deferred the following portions of such amounts into the DC Plus Plan during 2013: (i) Mr. Mixon: $22,500; (ii) Mr. Blouch: $17,510; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $11,940; during 2012:(i) Mr. Mixon: $23,000; (ii) Mr. Blouch: $26,265; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $12,297; and during 2011: (i) Mr. Mixon: $25,500; (ii) Mr. Blouch: $25,500; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $12,300.

(2)	The amounts disclosed in this column for Messrs. Richey and Slangen represent merit cash awards for 2012 and 2011 paid in lieu of merit salary increases.

(3)
The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation - Stock Compensation, of all restricted stock awarded to each officer during the fiscal year. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see Shareholders' Equity Transactions in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(4)
The values reported in this column represent the aggregate grant date fair value, calculated in accordance with ASC 718, Compensation - Stock Compensation, of all stock options awarded to each officer during the fiscal year. For a summary of the terms of these awards, see the Grants of Plan-Based Awards Table that follows. For a description of the assumptions made in computing the values reported in this column, see Shareholders' Equity Transactions in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(5)
The amounts for 2013 in this column represent compensation payable under the Executive Incentive Bonus Plan. Of the amounts disclosed in this column, the following Named Executive Officers deferred the following portions of such amounts into the DC Plus Plan during 2013: (i) Mr. Mixon: $0; (ii) Mr. Blouch: $0; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $1,119; and during 2012: (i) Mr. Mixon: $23,302; (ii) Mr. Blouch: $23,302; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $8,184; and during 2011(i) Mr. Mixon: $143,780; (ii) Mr. Blouch: $27,513; (iii) Mr. Gudbranson: $0; (iv) Mr. Richey: $0; and (v) Mr. Slangen: $11,642. For a description of the 2013 bonus opportunities established by the Compensation Committee under the Executive Incentive Bonus Plan, see footnote (3) to the Grants of Plan-Based Awards For Fiscal Year 2013 Table that follows.

(6)
The amounts reported in this column represent the amounts accrued as expense by the Company in 2013, 2012 and 2011 in accordance with the requirements of ASC 715, Compensation - Retirement Benefits, as they relate to the change in present value of the accumulated benefit obligation to the named executives under the SERP. No above market or preferential earnings on nonqualified deferred compensation were earned by any officer in 2013, 2012 or 2011. The amounts in this column represent the amounts contributed to the SERP by the Company on behalf of the Named Executive Officer during each such fiscal year. For a further description of the terms of the SERP, see Supplemental Executive Retirement Plan following the Pension Benefits for Fiscal Year 2013 Table. For a description of the changes made relating to the Company's contributions to the SERP during 2013, see Compensation Discussion and Analysis.

(7)
Compensation reported in this column includes (i) the value of dividends earned on outstanding restricted stock awards; (ii) the value of Company contributions made in each fiscal year on behalf of the officer to the Invacare Retirement Savings Plan and the DC Plus Plan; (iii) the value of premiums paid by the Company under the Company's Executive Disability Income Plan before the plan was discontinued in August 2012 (or, in the case of Mr. Mixon, the value of the self-insured coverage provided by the Company to Mr. Mixon under the plan); and (iv) the incremental cost to the Company of perquisites provided by the Company, which include: the payment of premiums on excess liability insurance, the payment of premiums on a whole life insurance policy for the benefit of Mr. Mixon, an annual physical exam and health screening, and the availability of corporate sporting event tickets for personal use. Perquisites are valued on the basis of the aggregate incremental cost to the Company of providing the perquisite to the applicable officer. The value of personal use of corporate suites or tickets is the price shown on the ticket for the event and does not include annual fees or charges attributable to suite rental or ticket availability.

(8)
Other compensation for Mr. Mixon includes (i) in 2013, $7,650 contributed by the Company to the Invacare Retirement Savings Plan and $30,117 contributed by the Company to the DC Plus Plan; (ii) in 2012, $7,500 contributed by the Company to the Invacare Retirement Savings Plan and $51,110 contributed by the Company to the DC Plus Plan; and (iii) in 2011, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $114,767 contributed by the Company to the DC Plus Plan.

(9)
Other compensation for Mr. Blouch includes (i) in 2013, $7,545 contributed by the Company to the Invacare Retirement Savings Plan and $33,324 contributed by the Company to the DC Plus Plan; (ii) in 2012, $7,500 contributed by the Company to the Invacare Retirement Savings Plan and $43,837 contributed by the Company to the DC Plus Plan; and (iii) in 2011, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $73,007 contributed by the Company to the DC Plus Plan.

(10)
Other compensation for Mr. Gudbranson includes (i) in 2013, $7,650 contributed by the Company to the Invacare Retirement Savings Plan and $3,032 contributed by the Company to the DC Plus Plan; (ii) in 2012, $7,500 contributed by the Company to the Invacare Retirement Savings Plan and $4,332 contributed by the Company to the DC Plus Plan; and (iii) in 2011, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $117,472 contributed by the Company to the DC Plus Plan.

(11)
Other compensation for Mr. Richey includes (i) in 2013, $2,550 contributed by the Company to the Invacare Retirement Savings Plan and $1,800 contributed by the Company to the DC Plus Plan; (ii) in 2012, $7,500 contributed by the Company to the Invacare Retirement Savings Plan and $4,918 contributed by the Company to the DC Plus Plan; and (iii) in 2011, $9,800 contributed by the Company to the Invacare Retirement Savings Plan and $21,651 contributed by the Company to the DC Plus Plan.

(12)
Other compensation for Mr. Slangen includes (i) in 2013, $7,650 contributed by the Company to the Invacare Retirement Savings Plan and $10,178 contributed by the Company to the DC Plus Plan; (ii) in 2012, $2,500 contributed by the Company to the Invacare Retirement Savings Plan and $15,114 contributed by the Company to the DC Plus Plan; and (iii) in 2011, $14,700 contributed by the Company to the Invacare Retirement Savings Plan and $28,759 contributed by the Company to the DC Plus Plan.

Grants of Plan-Based Awards For Fiscal Year 2013
The following table shows, for the Named Executive Officers, plan-based awards to those officers during 2013, including restricted stock awards and stock option grants, as well as other incentive plan awards.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
			Threshold ($)	Target ($)	Maximum ($)
A. Malachi Mixon, III	3/18/2013					16,200	(1)				14.49
	3/18/2013							50,000	(2)	14.49	6.00
	3/18/2013	(3)	15,938	637,500	956,250
Gerald B. Blouch	3/18/2013					26,400	(1)				14.49
	3/18/2013							125,000	(2)	14.49	6.00
	3/18/2013	(3)	21,888	875,500	1,313,250
Robert K. Gudbranson	3/18/2013					5,800	(1)				14.49
	3/18/2013							30,000	(2)	14.49	6.00
	3/18/2013	(3)	7,880	315,180	472,770
Joseph B. Richey, II	3/18/2013					3,000	(1)				14.49
	3/18/2013							13,500	(2)	14.49	6.00
	3/18/2013	(3)	8,156	326,250	489,375
Louis F.J. Slangen	3/18/2013					3,000	(1)				14.49
	3/18/2013							18,600	(2)	14.49	6.00
	3/18/2013	(3)	7,463	298,500	447,750

____________________

(1)	Restricted shares granted pursuant to the Invacare Corporation 2003 Performance Plan (the “2003 Plan”). These shares vest in 25% increments over four years, commencing May 15, 2014.

(2)
Stock options to purchase common shares of the Company granted under the 2003 Plan. These options become exercisable in 25% increments over four years, commencing March 31, 2014 and expire on March 18, 2023.

(3)
On March 18, 2013, the Compensation Committee established performance goals under the Executive Incentive Bonus Plan for the purpose of providing financial incentives for 2013 to certain key employees,

including all of the officers included in the above table. See the Annual Cash Bonus discussion in Compensation Discussion and Analysis above for a description of the terms of these awards.
Restricted Stock and Stock Options
Each of the stock option grants and restricted stock awards set forth in the above table was awarded under the 2003 Plan. Under the 2003 Plan, the stock option and restricted stock award agreements entered into in connection with the awards, the Compensation Committee may make certain adjustments to the awards and the awards may be terminated or amended, as further described below.
Adjustments.    In the event of a recapitalization, stock dividend, stock split, reverse stock split, distribution to shareholders (other than cash dividends), or similar transaction, the Compensation Committee can adjust, in any manner that it deems equitable, the number and class of shares that may be issued under the 2003 Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.
Termination of Awards.    The Compensation Committee may cancel any awards if, without the Company's prior written consent, the participant (1) within 18 months after the date such participant terminates employment with the Company, renders services for an organization, or engages in a business, that is (in the judgment of the Compensation Committee) in competition with the Company, or (2) discloses to anyone outside of Invacare, or uses for any purpose other than Invacare's business, any confidential information relating to the Company. In addition, the Compensation Committee may, subject to certain conditions in the 2003 Plan and in its discretion, require the participant to return the economic value of any award that the participant realized or obtained prior to and after such participant engaged in any of the above activities.
Amendment of Awards.    The Compensation Committee may, in its discretion, amend the terms of any award under the 2003 Plan, including to waive, in whole or in part, any restrictions or conditions applicable to, or to accelerate the vesting of, any award. This authority is subject to certain restrictions. In particular, the Compensation Committee may not amend an award in a manner that impairs the rights of any participant without his or her consent, or to reprice any stock options or stock appreciation rights at a lower exercise price, unless in accordance with an adjustment in the context of certain transactions described above.
In addition, in the event of a change of control of the Company, as defined in the 2003 Plan, unless the Board of Directors determines otherwise, (1) all outstanding stock options and any outstanding stock appreciation rights will become fully exercisable, and (2) all restrictions and conditions applicable to restricted stock and other awards exercisable for common shares of the Company will be deemed to have been satisfied. Any other determination by the Board of Directors that is made after the occurrence of the change of control will not be effective unless a majority of the Directors then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors” for this purpose (or is approved by a committee comprised solely of such “continuing directors”). “Continuing directors” are Directors who were in office prior to the change of control or were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office (or by a committee comprised solely of such “continuing directors” then in office).
If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the 2003 Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require forfeiture of any equity compensation awarded to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount awarded was calculated, or the vesting of the award was, based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount or vesting of the equity compensation award that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant's employment, authorize legal action, or take such other action to enforce the participant's obligations to the Company as the Board may deem appropriate in view of all the facts surrounding the particular case.
Executive Incentive Bonus Plan
The Executive Incentive Bonus Plan was unanimously approved and adopted by the Compensation Committee as of March 2, 2005, was approved and adopted by the shareholders of the Company on May 25, 2005, and was reapproved by the shareholders of the Company on May 20, 2010 at the 2010 Annual Meeting. See the Compensation Discussion and Analysis for a discussion of awards under the Executive Incentive Bonus Plan during 2013.
Purpose.    The Executive Incentive Bonus Plan is intended to provide an incentive to the Company's executive officers to improve the Company's operating results and to enable the Company to recruit and retain key officers by making the Company's overall compensation program competitive with compensation programs of other companies with which the Company competes for executive talent.
Administration.    The plan is administered by the Compensation Committee, which generally has the authority to determine the manner in which the Executive Incentive Bonus Plan will operate, to interpret the provisions of the plan and to make all determinations under the plan.
Eligibility and Participation.    All officers of the Company are eligible to be selected to participate in the Executive Incentive Bonus Plan. The Compensation Committee has the discretion to select those officers who will participate in the plan in any given year. A participant must be employed by the Company on the payment date in order to receive an award under the Executive Incentive Bonus Plan, unless the officer's employment terminated prior to the payment date as a result of death, disability, or retirement, or unless the Compensation Committee determines otherwise. For 2013, the Compensation Committee determined that the eligible participants under the plan included Messrs. Mixon, Blouch, Gudbranson, Richey and Slangen, as well as the Company's Senior Vice President, General Counsel and Secretary, the Senior Vice President of Human Resources and the Senior Vice President of Global Supply Chain and Engineering.
Awards under the Executive Incentive Bonus Plan.    Awards under the plan are designed to ensure that the compensation of the Company's officers is commensurate with their responsibilities and contribution to the success of the Company based on market levels indicated by compensation data obtained from time to time by the Company or the independent compensation consultant engaged by the Compensation Committee. For each calendar year or other predetermined performance period, the Compensation Committee will establish a target bonus for each eligible officer, payable if specified performance goals are satisfied for such performance period.
Performance Goals.    The performance goal for each performance period will provide for a targeted level or levels of performance using one or more of the following predetermined measurements: stock price, net sales, income from operations, earnings before income tax, earnings per share, cost controls, return on assets, and return on net assets employed. For 2013, the bonus award was based primarily upon satisfaction of a free cash flow target, an adjusted operating income target and the completion of all three FDA certification audits outlined in the FDA consent decree, as further described in the footnotes to the Grants of Plan-Based Awards For Fiscal Year 2013 Table and in Compensation Discussion and Analysis.
The performance goal for a performance period is established in writing by the Compensation Committee on or before the latest date permissible to enable the bonus award to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. During this same time period, the Compensation Committee may adjust or modify the calculation of a performance goal for the performance period in order to prevent the dilution or enlargement of the rights of participants (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (2) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; and (3) in view of the Compensation Committee's assessment of the Company's business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant by the Compensation Committee. The Compensation Committee may establish various levels of bonus depending upon relative performance toward a performance goal.
The target bonus payable to any officer for a performance period is a specified percentage of the officer's base salary for the performance period, but in no event will the bonus payable to any officer for a performance period exceed $5,000,000. This maximum bonus amount was set in part to permit the Executive Incentive Bonus Plan to accommodate continued growth of the Company and also to comply with the requirements of Section 162(m) of the Internal Revenue Code. The Board of Directors believes that this limit will provide the Compensation Committee with sufficient flexibility to reward exceptional contributions toward the Company's success.
In the event of a change of control of the Company, the amount payable to each eligible participant in the plan at the time of such change of control would be equal to the greater of (1) the target bonus that would have been paid if the performance goal for the calendar year in which the change of control occurs had been achieved, or (2) the bonus that would have been paid to the participant if the performance goal that was actually achieved during the portion of the calendar year which occurs prior to the change of control is annualized for the entire calendar year.
If the Board of Directors or any appropriate committee has determined that any fraud or intentional misconduct by a participant in the Executive Incentive Bonus Plan was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee may take, in its discretion, such actions as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the participant for any fiscal period commencing on or after January 1, 2008 if and to the extent that (1) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (2) the participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (3) the amount of the bonus or incentive compensation that would have been awarded to the participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may terminate the participant's employment, authorize legal action, or take such other action to enforce the participant's obligations to the Company as the Board may deem appropriate in view of all the facts surrounding the particular case.
Amendment and Termination.    The Company reserves the right, exercisable by the Compensation Committee, to amend the Executive Incentive Bonus Plan at any time and in any respect, or to terminate the plan in whole or in part at any time and for any reason. Amendments will be subject to the approval of the Company's shareholders in such manner and with such frequency as is required under Section 162(m) of the Internal Revenue Code.
2013 Equity Compensation Plan
At the Company’s 2013 annual meeting of shareholders, the shareholders approved the Invacare Corporation 2013 Equity Compensation Plan (the “2013 Plan”). Under the 2013 Plan, which is the successor to the 2003 Plan, which expired in 2013, directors and employees of the Company and its affiliates may be granted the following types of awards with respect to the Company’s common shares: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, and performance shares. The maximum number of Company common shares, without par value, available for issuance under the 2013 Plan will not exceed the sum of the following: 3,800,000 shares, plus any shares covered by an award under the 2013 Plan or the Company's recently-expired 2003 Performance Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award.

Outstanding Equity Awards at December 31, 2013
The following table shows, for the Named Executive Officers, outstanding equity awards held by such officers at December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Malachi Mixon, III	142,000				44.30	8/24/2014
	120,800				41.87	9/8/2015
	88,100				22.66	8/23/2016
	88,100				23.71	8/22/2017
	108,500				25.79	8/20/2018
	146,500				20.48	8/19/2019
							6,800	(1)	157,828
	74,250	24,750	(2)		25.24	8/18/2020
							8,100	(3)	188,001
	30,650	30,650	(4)		24.45	9/2/2021
							12,150	(5)	282,002
	12,500	37,500	(6)		13.37	8/14/2022
							16,200	(7)	376,002
		50,000	(8)		14.49	3/18/2023

Gerald B. Blouch	56,300				44.30	8/24/2014
	45,400				41.87	9/8/2015
	35,500				22.66	8/23/2016
	35,500				23.71	8/22/2017
	38,000				25.79	8/20/2018
	55,500				20.48	8/19/2019
							2,900	(1)	67,309
	37,500	12,500	(2)		25.24	8/18/2020
							13,200	(3)	306,372
	49,850	49,850	(4)		24.45	9/2/2021
							19,800	(5)	459,558
	31,250	93,750	(6)		13.37	8/14/2022
							26,400	(7)	612,744
		125,000	(8)		14.49	3/18/2023

Robert K. Gudbranson	27,500				22.38	4/1/2018
	22,300				25.79	8/20/2018
	30,500				20.48	8/19/2019
	16,500	5,500	(2)		25.24	8/18/2020
							1,525	(1)	35,395
	11,000	11,000	(4)		24.45	9/2/2021
							2,900	(3)	67,309
	7,500	22,500	(6)		13.37	8/14/2022
							4,350	(5)	100,964
		30,000	(8)		14.49	3/18/2023
							5,800	(7)	134,618

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph B. Richey, II	25,900				44.30	8/24/2014
	22,400				41.87	9/8/2015
	9,000				22.66	8/23/2016
	9,000				23.71	8/22/2017
	12,100				25.79	8/20/2018
	16,500				20.48	8/19/2019
							825	(1)	19,148
	9,000	3,000	(2)		25.24	8/18/2020
							1,500	(3)	34,815
	5,600	5,600	(4)		24.45	9/2/2021
							2,250	(5)	52,223
	3,375	10,125	(6)		13.37	8/14/2022
							3,000	(7)	69,630
		13,500	(8)		14.49	3/18/2023

Louis F.J. Slangen (9)	25,900				44.30	8/24/2014
	22,400				41.87	9/8/2015
	9,000				22.66	8/23/2016
	9,000				23.71	8/22/2017
	12,100				25.79	8/20/2018
	16,500				20.48	8/19/2019
							825		19,148
	9,000	3,000			25.24	8/18/2020
							1,500		34,815
	5,600	5,600			24.45	9/2/2021
							2,250		52,223
	4,650	13,950			13.37	8/14/2022
							3,000		69,630
		18,600			14.49	3/18/2023

________________

(1)	These restricted shares vest in 25% increments over four years commencing November 15, 2011.

(2)	These stock options become exercisable in 25% increments over four years commencing September 30, 2011.

(3)	These restricted shares vest in 25% increments over four years commencing November 15, 2012.

(4)	These stock options become exercisable in 25% increments over four years commencing September 30, 2012.

(5)	These restricted shares vest in 25% increments over four years commencing November 15, 2013.

(6)	These stock options become exercisable in 25% increments over four years commencing September 30, 2013.

(7)	These restricted shares vest in 25% increments over four years commencing May 15, 2014.

(8)	These stock options become exercisable in 25% increments over four years commencing March 31, 2014.

(9)
Mr. Slangen retired as Invacare's Senior Vice President - Corporate Marketing and Chief Product Officer effective as of February 28, 2014, at which time any unvested portions of outstanding stock options and restricted shares held by Mr. Slangen were forfeited.

Option Exercises and Stock Vested During Fiscal Year 2013
The following table shows, for the Named Executive Officers, information regarding each exercise of a stock option and each vesting of restricted stock during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. Malachi Mixon, III	—	—	11,135	249,535
			6,800	152,388
			4,050	90,761
			4,050	90,761

Gerald B. Blouch	—	—	4,360	97,708
			2,900	64,989
			6,600	147,906
			6,600	147,906

Robert K. Gudbranson	—	—	2,225	49,862
			1,525	34,175
			1,450	32,495
			1,450	32,495

Joseph B. Richey, II	—	—	1,200	26,892
			825	18,488
			750	16,808
			750	16,808

Louis F.J. Slangen	—	—	1,340	30,029
			825	18,488
			750	16,808
			750	16,808
Pension Benefits for Fiscal Year 2013
The following table presents certain information for each of the Named Executive Officers with respect to the SERP at December 31, 2013.

Name	Plan Name (1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (2)		Payments During Last Fiscal Year ($) (3)
A. Malachi Mixon, III	SERP	33		11,173,014	(4)	—
Gerald B. Blouch	SERP	22		5,710,871		—
Robert K. Gudbranson	SERP	10	(5)	736,065		—
Joseph B. Richey, II	SERP	29		1,673,180		—
Louis F.J. Slangen	SERP	26		2,569,402		—

(1)
The SERP is the Company's original Supplemental Executive Retirement Plan, as amended and restated into a cash balance plan which is intended to work in tandem with the original plan to operate effectively as one plan, as further described below under Supplemental Executive Retirement Plan (collectively, the “SERP”).

(2)
This column presents the actuarial present value of each officer's accumulated benefit under the SERP, computed as of the same pension plan measurement date used for financial statement reporting purposes. For purposes of this calculation, (i) Named Executive Officers are assumed to have worked until the normal retirement age as defined in the SERP, which is the attainment of age 65 and (ii) Messrs. Mixon and Richey are assumed to have retired at December 31, 2013, at ages 73 and 77, respectively.

(3)
Payments during the last fiscal year are equal to taxable distributions made from the executive's account balance under the plan to cover his or her FICA tax obligations due on the vested accrued benefit obligations as of December 31, 2013, and the related income tax on such distributions.

(4)
In recognition of Mr. Mixon's successful completion of management succession planning and his past contributions to the Company, in 2000, the Compensation Committee waived the “Company contribution offset” to his SERP balance.

(5)	In consideration of his rejoining the Company in 2008, Mr. Gudbranson was credited with five years of service under the SERP.
Supplemental Executive Retirement Plan
In 1995, the Company established the Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company so as to provide a specific level of replacement compensation for retirement. In order to comply with Section 409A of the Code, the Supplemental Executive Retirement Plan has been amended and restated, effective as of December 31, 2008, as the Invacare Corporation Cash Balance Supplemental Executive Retirement Plan, which is referred to in this proxy statement as the “SERP.”
Prior to amendment, the SERP provided for an annual benefit equal to 50% of a participant's annual base salary and target bonus on the April 1 immediately preceding or coincident with the date of termination. The benefit was reduced if the participant had less than 15 years of service with the Company. As amended, the SERP provides a benefit stated as a hypothetical account balance. Current participants, who were participants in the SERP prior to amendment, receive annual credits in the amount and for a maximum number of years as specified in their participation agreements. For such participants, the annual credits, together with annual interest credits, were structured with the intent to result in a benefit at normal retirement age that is substantially equivalent to the benefit that would have been provided at normal retirement age under the SERP prior to amendment. Future participants would receive annual credits that are a specified percentage (ranging from 8% to 35%, based on age at date of entry) of their annual base salary and target bonus for each year of employment, plus annual interest credits. The annual credits for such participants would not be made for any year in which the participant's account balance at June 30 is equal to or greater than 3.65 times that year's base salary and target bonus. Effective July 1, 2011, the Compensation Committee suspended the contributions by the Company to the SERP (see Compensation Discussion and Analysis).
Normal retirement age is age 65 or attainment of age 62 with 15 years of service with the Company. Annual interest credits at the established interest crediting rate will continue as long as the participant retains an account under the SERP. The interest crediting rate was initially set at 6% per year, compounded annually, and may be changed from time to time by the Compensation Committee. Effective July 1, 2011, the Compensation Committee reduced the interest crediting rate to 0% (see Compensation Discussion and Analysis). A participant will vest in his benefit in 20% increments over 5 years; however, payment of a participant's benefit generally will be made no earlier than normal retirement age, even if a participant terminates employment with a vested benefit prior to reaching normal retirement age. Also, retirement benefits generally are delayed until at least the later of the seventh month or the January after termination of employment. Upon entry into the SERP, a participant can make an election to receive his benefit, when it is ultimately paid, either in the form of a lump sum payment or in annual installments over a period not to exceed 25 years.
Notwithstanding the foregoing, if a participant's employment is terminated within two years following a “change of control” (as such term is defined in the SERP), the participant's account will become fully vested. In addition, his or her account will be credited with such additional amount as is necessary to bring the balance of the account to an amount equal to 3.65 times the greater of base salary plus target bonus for the year of termination or the preceding year, discounted from normal retirement age to the date of termination of employment (if earlier) at the interest crediting rate compounded annually. Payment of the benefit to such participant shall be made six months after termination of employment. Furthermore, if a participant dies prior to distribution of his or her benefits, a lump sum payment of the greater of his account balance or his base salary and target bonus at the time of death will be paid to his beneficiary within 30 days after death. If a participant's employment is terminated by reason of “disability” (as defined in the SERP), the participant will be entitled to an enhanced retirement benefit of not less than 3.65 times base salary plus target bonus, prorated for less than 15 years of service.
The SERP is a nonqualified plan and, thus, the benefits accrued under this plan would be subject to the claims of the Company's general creditors if the Company were to file for bankruptcy. The benefits will be paid (1) from an irrevocable grantor trust which has been partially funded from the Company's general funds and partially funded through Company-owned life insurance policies and/or (2) directly from the Company's general funds.
Nonqualified Deferred Compensation for Fiscal Year 2013
The following table presents information for each of the Named Executive Officers regarding contributions, earnings, withdrawals and balances under the DC Plus Plan at December 31, 2013.

Name	Executive Contributions in 2013 ($)(1)	Company Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(4)
A. Malachi Mixon, III	22,500	30,117	178,738	—	1,532,178
Gerald B. Blouch	17,510	33,324	109,566	—	1,631,194
Robert K. Gudbranson	—	3,032	5	—	49,496
Joseph B. Richey, II	—	1,800	25,563	—	162,907
Louis F.J. Slangen	13,059	10,178	277,422	—	2,116,464

____________________

(1)
The amounts reported in this column represent the portion of the officer's salary and/or bonus, as reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table, that was deferred into the plan.

(2)
The amounts reported in this column have been included with respect to each officer in the “All Other Compensation” column of the Summary Compensation Table above, as described in footnotes (7), (8), (9), (10), (11) and (12) to that table.

(3)
No portion of the amounts reported in this column that represent accrued interest has been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, since none of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan. Please see the discussion below under DC Plus Plan for a description of how earnings under the plan are calculated.

(4)
Other than Company contributions (and the earnings thereon) made by the Company on behalf of each Named Executive Officer, the account balances shown in this column are solely attributable to deferrals by the Named Executive Officers of previously earned compensation and the earnings on these amounts.

DC Plus Plan
The DC Plus Plan is a non-qualified contributory savings plan for highly compensated employees. The program is offered to allow participants to defer compensation above the amount allowed in the Invacare Retirement Savings Plan, the Company's qualified retirement plan, and to provide participants with additional pre-tax savings opportunities. The DC Plus Plan is the successor to a prior non-qualified plan, the 401(k) Plus Plan. In 2004, the Company froze what was originally established as the 401(k) Plus Plan and prohibited further deferrals and contributions to that plan for compensation earned after December 31, 2004. It then adopted the DC Plus Plan, effective January 1, 2005, in order to address the requirements of Section 409A of the Code. All benefits of the participants earned and vested in the 401(k) Plus Plan as of December 31, 2004 remain preserved under and subject to the existing plan provisions. These plans are referred to in this proxy statement collectively as the “DC Plus Plan.”
The DC Plus Plan allows participants to defer all or any portion of their annual cash bonus compensation and up to 50% of their salary into the plan. The Company has the discretion to provide matching contribution credits on amounts deferred, in accordance with the matching contribution percentage formula provided under the Retirement Savings Plan. The Company also has the discretion to provide for quarterly contribution credits on amounts of compensation in excess of the qualified plan compensation limit, in accordance with the quarterly contribution formula under the Retirement Savings Plan. For 2013, if the participant deferred at least 3% of compensation to the DC Plus Plan, the match was 2% of compensation deferred under the DC Plus Plan. During 2012, quarterly contributions were 1% of compensation in excess of the qualified plan compensation limit, without regard to the amount of deferrals made under the DC Plus Plan (see Compensation Discussion and Analysis). Effective January 1, 2011, the DC Plus Plan was amended to permit the Company to enter into agreements with individual executives to provide for special discretionary contributions to be made on behalf of the executive in the amount specified in any such agreement, which contributions would be made in lieu of the executive's participation in the SERP. None of the Named Executive Officers has received such an agreement or such a discretionary contribution.
Participants may allocate contributions among an array of funds representing a full range of risk/return profiles, including Company common shares reflected in phantom share units. Employee deferrals and contributions by the Company for the benefit of each employee are credited with earnings, gains or losses based on the performance of investment funds selected by the employee. Earnings under the DC Plus Plan in 2013 were based on the following funds, which had the following annual returns in 2013: Fidelity VIP Money Market SVC, 0.01%; PIMCO VIT Total Return Admin, -1.96%; PIMCO VIT Real Return Admin, -9.22%; T Rowe Price Equity Income I, 29.72%; Fidelity VIP Index 500 Initial, 32.25%; T. Rowe Price Blue Chip Growth, 41.15%; Invesco V.I. American Value I, 34.27%; Morgan Stanley UIF Mid Cap Growth I, 37.49%; Royce Capital Small Cap, 34.75%; Alger Small Cap Growth, 34.26%; MFS VIT II International Value Initial, 27.90%; American Fund IS International 2, 21.63%; and Invacare common shares, 42.94%. This array of funds is comparable to the array of funds offered for investment under the Invacare Retirement Savings Plan. Participants do not have any direct interest in or ownership of the funds. Participants' contributions are always 100% vested and employer contributions vest according to a five year graduated scale.
Distributions under the DC Plus Plan may be made only upon termination of the participant's employment, death, or hardship, or at the time specified by the participant at the time of deferral in accordance with the terms of the plan. In contrast, amounts held under the original 401(k) Plus Plan may still be distributed at any time at the election of the participant, subject to the forfeiture by the participant of 5% of the amount distributed. All distributions under the DC Plus Plan are in the form of cash. Distributions due to termination of employment are made within 90 days after termination of employment (or the seventh month after termination of employment in the case of key employees (as that term is defined in the Code)). Distributions are paid in the form of a lump sum, except that a participant may elect to have payment made in annual installments over a period of up to 15 years if termination occurs after retirement age (age 55 with 10 years of service) and the account is over a minimum amount. Elections to participate in the DC Plus Plan must be made by the employee in accordance with the requirements of the plan and applicable law.

Other Potential Post-Employment Compensation
Severance and Change of Control Benefits
Upon termination of employment for certain reasons (other than a termination following a change of control of the Company) severance benefits may be paid to the Named Executive Officers. The severance benefits payable to Mr. Blouch are addressed in his Severance Protection Agreement, discussed below, and the severance benefits payable to Messrs. Gudbranson and Richey are addressed in the description of each of their respective letter agreements below. Certain similar arrangements were also in place for Mr. Slangen during 2013, but were subsequently superseded by the Retirement Agreement entered into by the Company and Mr. Slangen in connection with Mr. Slangen's retirement from the Company effective February 28, 2014 (see "Certain Relationships and Related Transactions" in this proxy statement). Mr. Mixon is not covered under a general severance agreement, but is entitled to receive benefits under a change of control agreement (discussed below under Change of Control Agreements) like all of the other Named Executive Officers and under a Chairman Retirement Program (discussed below under Chairman Retirement Program).
Severance Protection Agreement
In 2002, the Company entered into a Severance Protection Agreement with Mr. Blouch, which was amended and restated as of December 31, 2008. The agreement had an initial term of three years and is automatically extended in one-year increments through December 31 of each year unless the Company gives prior notice of termination at least 90 days before the end of the year. Under the terms of the agreement, if Mr. Blouch's employment is terminated by reason of death or disability, by the Company for cause (as defined in the agreement) or by Mr. Blouch other than for good reason (as defined in the agreement), he or his estate is entitled to receive payment of any compensation and benefits accrued but unpaid at the time of such termination. If Mr. Blouch's employment is terminated by the Company other than for cause or by Mr. Blouch for good reason, as defined (but not due to death or disability), he then is entitled to receive the following benefits:

•
compensation equal to three times the amount of his then applicable annual base salary, to be paid in a lump sum no later than six months and a day following termination or, if earlier, by the 15th day of the third month following the calendar year in which termination occurred (“Short-term Date”);

•	75% of his target bonus for the year in which employment ends, to be paid in a lump sum no later than the Short-term Date;

•	any then-outstanding stock option grant shall immediately vest in full as of the date of termination of employment; and

•
the exercise period of any unexercised stock option shall be extended until two years after the date of termination of employment (unless the option expires earlier by its terms). In addition, Mr. Blouch may exercise all options by means of a cashless exercise program, so long as (a) the program is permitted under applicable law, and (b) the Company is not required to recognize additional compensation expense as a result of the exercise.

In accordance with the terms described above, assuming that Mr. Blouch's employment with the Company was terminated by the Company other than for cause or by Mr. Blouch for good reason (but not due to death or disability) as of December 31, 2013, the amounts and/or values of the benefits he would be entitled to receive are as follows: (1) $2,626,500 in respect of three times his applicable base salary; (2) $656,625 in respect of 75% of his applicable target bonus; and (3) $2,012,500 in respect of the present value of acceleration of vesting of outstanding unvested stock option grants and of the extension of the exercise periods of outstanding unexercised stock options, for a total of $5,295,625. The agreement also provides that, if applicable, Mr. Blouch would be entitled to a lump sum payment as necessary to “gross up,” on an after-tax basis, Mr. Blouch's compensation for all excise taxes and any penalties and interest imposed by Section 4999 of the Code.

The agreement contains provisions which restrict Mr. Blouch's ability to engage in any business that is competitive with the Company's business, or to solicit Company employees, customers or suppliers for a period of two years following the date of termination of his employment or two years after the last payment due to Mr. Blouch pursuant to the severance provisions described above, whichever is later. The agreement also contains provisions requiring Mr. Blouch to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment. The agreement will automatically terminate upon a change of control (as defined in the agreement).
Other Severance Arrangements
The Company has entered into letter agreements with each of Messrs. Gudbranson and Richey (and had a similar arrangement with Mr. Slangen before it was superseded by his subsequent Retirement Agreement with the Company) which provide that, upon a termination of employment by the Company other than for cause, each executive will be entitled to continuation of his then-applicable base salary for one year, to receive a pro rata portion of his target bonus for the year in which his employment ends based on the date of termination, and to continuation of health insurance benefits until the earlier of the end of the severance period or such time as he obtains employment that provides such coverage.
In accordance with the terms described above, assuming that the employment of each of Messrs. Gudbranson, Richey and Slangen was terminated by the Company other than for cause as of December 31, 2013, and assuming that these individuals were not entitled to benefits under their change of control agreements, the amounts and/or values of the benefits they each would be entitled to receive are as follows: (1) Mr. Gudbranson would be entitled to $420,240 in respect of the continuation of his current base salary for one year, $315,180 in respect of his target bonus for the year and $15,057 in respect of the continuation of his current health insurance benefits for one year, for a total of $750,477; (2) Mr. Richey would be entitled to $435,000 in respect of the continuation of his current base salary for one year, $326,250 in respect of his target bonus for the year and $6,342 in respect of the continuation of his current health insurance benefits for one year, for a total of $767,592; and (3) Mr. Slangen would be entitled to $398,000 in respect of the continuation of his current base salary for one year, $298,500 in respect of his target bonus for the year and $14,448 in respect of the continuation of his current health insurance benefits for one year, for a total of $710,948. However, Mr. Slangen's severance arrangements were superseded by his Retirement Agreement with the Company entered into in connection with his retirement effective February 28, 2014 (see "Certain Relationships and Related Transactions" in this proxy statement).
The Company also has entered into a technical information and non-competition agreement with each of Messrs. Blouch, Gudbranson, Richey and Slangen which contain provisions requiring each executive to maintain the confidentiality of non-public Company information during and after his employment and to assign to the Company any rights that he may have in any intellectual property developed in the course of his employment. The agreements also contain provisions which restrict each executive's ability to engage in any business that is competitive with the Company's business, or to solicit Company employees, customers or suppliers for a period of two years following the date of termination of his employment.
Change of Control Agreements
The Company has entered into change of control agreements with its executive officers, including each of the Named Executive Officers. The agreements continue through December 31 of each year and are automatically extended in one-year increments unless the Company gives prior notice of termination at least one year in advance. These agreements are intended to ensure the continuity of management and the continued dedication of the executives during any period of uncertainty caused by the possible threat of a takeover. Except for the payments described in the next paragraph, Invacare's change of control agreements are so-called “double trigger” agreements in that they do not provide for benefits unless there is both a change of control of the Company and an executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) within three years after the change of control.

In the event that there is a change of control of the Company (as defined in the agreement), then on the first anniversary of the change of control, each covered executive (a) who is still employed by the Company, (b) whose employment was involuntarily terminated after the change of control for any reason other than cause (as defined in the agreement), death or disability, or (c) who terminated employment for good reason (as defined in the agreement) is entitled to receive a payment equal to the sum of (x) the highest annual base salary paid by the Company to the executive since the effective date of the agreement; and (y) the higher of the executive's target bonus in the year in which the change of control occurs or the target bonus in the preceding year (such sum being hereinafter referred to as “Base Compensation”). Assuming a change of control of the Company as of December 31, 2013, if each of the Named Executive Officers was entitled to the payment equal to his Base Compensation described in this paragraph, he would be entitled to receive the following: (1) Mr. Mixon: $1,500,000; (2) Mr. Blouch: $1,751,000; (3) Mr. Gudbranson: $735,420; (4) Mr. Richey: $761,250; and (5) Mr. Slangen: $696,500. However, Mr. Slangen's change of control agreement was superseded by his Retirement Agreement with the Company in connection with his retirement effective February 28, 2014.
In addition, if the executive is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement) at any time during the three year period following a change of control under the conditions set forth in the agreements, the executive will receive, in addition to accrued but unpaid salary, bonus and vacation pay, the following:

•	a lump sum amount equal to two times the executive's Base Compensation;

•
a lump sum amount equal to three times the greatest contribution made by the Company to each of the Invacare Retirement Savings Plan and the DC Plus Plan on behalf of the executive for any year in the three years prior to the change of control, as well as a lump sum payment equal to the unvested portion of the executive's account under the Invacare Retirement Savings Plan;

•
a lump sum amount equal to the sum of the contributions and interest that were scheduled under such executive's participation agreement under the SERP to be added to the executive's account under the SERP during the three year period immediately following the date of termination of employment if the executive had continued to be employed by the Company for three years after termination of employment;

•
continuing coverage under the Company's health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years after termination of employment; and

•	a lump sum payment as necessary to “gross up,” on an after-tax basis, the executive's compensation for all excise taxes and any penalties and interest imposed by Sections 4999 and 409A of the Code.
The Company's equity compensation plans, the 401(k) Plus Plan and the DC Plus Plan provide for the following upon a change of control:

•	accelerated vesting of all outstanding unvested stock options, so that all options become exercisable in full;

•	accelerated vesting of all outstanding restricted stock; and

•	immediate vesting of the executive's rights under the 401(k) Plus Plan and the DC Plus Plan.
The change of control agreements also provide for these benefits if the executive is terminated without cause or resigns for good reason within three years after the change of control. Accordingly, the executive would receive the accelerated vesting of these benefits under the change of control agreements upon a qualifying termination of employment if they were not otherwise provided for under the plans at the time of the change of control, as a result of the Board determining not to accelerate vesting or due to an amendment in the terms of the plans. The change of control agreements further provide that all vested options will continue to be exercisable for two years after termination (unless the option earlier expires by its terms). Finally, the change of control agreements generally provide that the agreements will automatically terminate upon a termination of employment prior to a change of control. However, if an executive is involuntarily terminated or terminates employment for good reason (as defined in the agreement) within the six months before, and primarily in anticipation of, a change of control, then effective as of the date of the change of control, the executive will be vested in and entitled to receive the same benefits to which he would have been entitled to if his termination of employment had occurred after the change of control.
The following table reflects the approximate amounts that would be payable to each Named Executive Officer under the individual change of control agreements assuming that the change of control occurred at December 31, 2013 and that such executive's employment was terminated in a manner triggering payment of the above benefits, including a gross-up for certain taxes in the event that any payments made in connection with a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and assuming that no payments would be subject to excise tax or penalties imposed by Section 409A of the Internal Revenue Code.

Name	Lump Sum Severance Amount ($) (1)	Continuing Benefit Plan Coverage ($) (2)	Early Vesting of Stock Options($) (3)	Early Vesting of Restricted Stock ($) (3)	DBO Plan Coverage($) (4)	Estimated Tax Gross Up($) (5)	Total ($)
A. Malachi Mixon, III	5,558,782	82,179	805,000	1,003,833	—	—	7,449,794
Gerald B. Blouch	6,479,150	47,890	2,012,500	1,445,983	1,751,000	3,332,619	15,069,142
Robert K. Gudbranson	2,768,764	48,442	483,000	338,286	735,420	1,446,348	5,820,260
Joseph B. Richey, II	2,478,494	22,296	217,350	175,816	761,250	—	3,655,206
Louis F. J. Slangen (6)	2,374,041	46,614	299,460	175,816	696,500	1,088,443	4,680,874

____________________

(1)
This amount is comprised of (i) a lump sum amount equal to the executive's retention payment (which is equal to his Base Compensation) plus an additional amount which, together, equal three times the executive's Base Compensation (which is $4,500,000 for Mr. Mixon, $5,253,000 for Mr. Blouch, $2,206,260 for Mr. Gudbranson, $2,283,750 for Mr. Richey and $2,089,500 for Mr. Slangen); (ii) a lump sum amount equal to three times the greatest contribution made by the Company on behalf of the executive for any year in the three years prior to the change of control to (A) the Invacare Retirement Savings Plan (which is $44,100 for Messrs. Mixon, Blouch, Slangen and Gudbranson, and $29,400 for Mr. Richey), and (B) the DC Plus Plan (which is $344,301 for Mr. Mixon, $219,021 for Mr. Blouch, $52,416 for Mr. Gudbranson, $64,953 for Mr. Richey and $86,277 for Mr. Slangen), and (iii) a lump sum amount equal to the sum of the contributions and credited interest which were scheduled under such executive's SERP participation agreement to be added to the executive's account under the SERP during the three year period following the change of control if the executive had continued in the employ of the Company through the third anniversary of the change of control (which is $670,381 for Mr. Mixon, $963,029 for Mr. Blouch, $465,988 for Mr. Gudbranson, $100,391 for Mr. Richey and $152,164 for Mr. Slangen).

(2)
This amount represents the present value of continuing coverage under the Company's health, life and disability insurance programs (including those available only to executives and those generally available to employees of the Company) for three years following the date of termination.

(3)	These awards would become vested and the amount shown represents the present value of the acceleration of vesting.

(4)
The amounts in this column are amounts that would be payable to beneficiaries of the Named Executive Officers under the Company's Death Benefit Only Plan if the executive subsequently died following a termination of his employment after a change of control on December 31, 2013. See Retirement and Other Post-Termination Benefits - Death Benefit Only Plan below.

(5)
The estimated tax gross-up is calculated assuming that a change of control of the Company and termination of the executive's employment occurred at December 31, 2013 and assuming that none of the payments made pursuant to the change of control agreements were made in consideration of past services.

(6)
Mr. Slangen's change of control agreement was superseded by his Retirement Agreement with the Company entered into in connection with his retirement effective February 28, 2014, the terms of which are summarized in "Certain Relationships and Related Transactions."

Retirement and Other Post-Termination Benefits
The Company maintains other plans and arrangements with its Named Executive Officers which provide for post-employment benefits upon the retirement or death of the executives, as further described below.
Retirement Plans
The Company's Named Executive Officers are eligible to participate in the SERP and the DC Plus Plan. The SERP and the present value of the accumulated benefits of each Named Executive Officer under the SERP are described elsewhere in this proxy statement under the Pension Benefits Table. The DC Plus Plan and the aggregate account balance of each Named Executive Officer under the plan are described elsewhere in this proxy statement under the Non-Qualified Deferred Compensation Table.
Death Benefit Only Plan
The Company maintains a Death Benefit Only Plan (“DBO Plan”) for its senior executives other than the executive Chairman of the Board. By participating in the DBO Plan, an executive agrees to limit his or her coverage under the Company's other group life insurance plans to a maximum of $50,000. Under the DBO Plan, subject to certain limitations, if a participant dies while employed by the Company and prior to attaining age 65, his or her designated beneficiary shall receive a benefit equal to three times the executive's highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with his or her death. If a participant dies while employed by the Company after attaining age 65, or dies after his or her employment with the Company is terminated following a change of control of the Company, a payment equal to his highest annual base salary plus target bonus as in effect on the April 1st preceding or coincident with such event will be payable on behalf of the participant. The Company may, in its discretion, pay an additional amount in order to “gross up” the participant for some or all of the income taxes that may result from the benefits described above. With respect to each Named Executive Officer, if the executive had died on December 31, 2013, the following amounts would have been payable under the DBO Plan: (1) $1,751,000 to the beneficiaries of Mr. Blouch (who is over age 65); (2) $761,250 to the beneficiaries of Mr. Richey (who is over age 65); (3) $696,500 to the beneficiaries of Mr. Slangen (who is over age 65); and (4) $2,206,260 to the beneficiaries of Mr. Gudbranson. Upon a change of control of the Company, the Company's obligations under the DBO Plan will be binding on any successor to the Company and the foregoing benefits would be payable to a participant under the DBO Plan in accordance with the terms described above upon the death of the participant following the change of control.
As a result of his retirement from the Company effective February 28, 2014, Mr. Slangen remains a participant in the DBO Plan with a benefit payable upon death at one times his then current salary of $398,000 annually and otherwise in accordance with the terms of the DBO Plan.
Chairman Retirement Program
In March 2000, the Company established a retirement program for Mr. Mixon. Under the program, upon his retirement, Mr. Mixon is to be provided with a spending account of $200,000 per year for each of the five years following retirement for reimbursement of office and clerical support, financial and legal planning and other reasonable expenses incurred in an ongoing role as consultant to the Company. If, at the end of any year, any amounts remain in such account, the remaining amounts are to be paid to Mr. Mixon or his beneficiaries. The program further provides that, for each of the five years following his retirement, Mr. Mixon will be reimbursed for the cost of private or first class airfare of up to a maximum of $30,000 per year, the cost of home security expenses of up to $2,000 per year and the annual premium cost for medical insurance for Mr. Mixon and his spouse that is substantially similar to that maintained by the Company on his behalf prior to his retirement. In addition, during the five years after his retirement, Mr. Mixon will continue to be eligible to participate, at the Company's cost, in such personal umbrella insurance coverage and medical check-up benefit plans as may be maintained by the Company for its senior executives. The program will terminate on the fifth anniversary of Mr. Mixon's retirement from the Company, provided that the program will terminate immediately upon the occurrence of a change of control of the Company (as defined under the Change of Control Agreements described above) prior to Mr. Mixon's retirement if Mr. Mixon's employment by the Company terminates at a time and under circumstances in which he becomes entitled to receive all of the benefits provided by his Change of Control Agreement. The Company estimates that, assuming that Mr. Mixon retired from the Company at December 31, 2013, the total amount payable to Mr. Mixon in connection with the foregoing benefits over the five-year period following retirement would be equal to approximately $1,267,260.
Compensation of Directors
Non-employee directors were paid a $60,000 annual retainer in 2013. The Company's Lead Director received an additional annual retainer of $20,000 in 2013. In 2013, the Chairman of the Audit Committee and the Chairman of the Compensation and Management Development Committee each received an additional annual retainer of $15,000, and the Chairmen of the Investment, Governance and Nominating Committees each received an additional annual retainer of $10,000. To the extent any director was required to attend in excess of 24 Board or committee meetings in a year, the director was paid a fee equal to $1,500 for each meeting in excess of 24 he or she attended. Upon joining the Board of Directors, a newly-elected director receives a one-time grant of stock options to purchase a number of shares equal to $150,000 divided by the market price of Invacare common shares on the date of grant, vesting over a four-year term. In March 2013, each non-employee director was granted a restricted stock award of 5,000 shares.
2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation ($)		Total ($)
Michael F. Delaney	60,000	(3)	72,450	—	(4)	—	—	—		132,450
C. Martin Harris, M.D.	90,000	(5)	72,450	—	(6)	—	—	3,623	(21)	162,450
Dale C. LaPorte	70,000	(7)	72,450	—	(8)	—	—	—		142,450
Dan T. Moore, III	85,500	(9)	72,450	—	(10)	—	—	80		158,030
William M. Weber	82,500	(11)	72,450	—	(12)	—	—	40	(21)	154,990
James L. Jones	60,000	(13)	72,450	—	(14)	—	—	—		132,450
Charles S. Robb	70,000	(15)	72,450	—	(16)	—	—	—		142,450
Baiju R. Shah	60,000	(17)	72,450	—	(18)	—	—	175		132,625
Ellen O. Tauscher	72,000	(19)	72,450	—	(20)	—	—	—		144,450

_________________

(1)
The values reported in this column represent the dollar amount of expense, calculated in accordance with ASC 718, Compensation - Stock Compensation, to be recognized for financial statement purposes over the respective vesting periods with respect to all restricted stock awarded to each director during 2013. For a summary of the terms of these awards, see the discussion following the Grants of Plan-Based Awards Table. For a description of the assumptions made in computing the values reported in this column, see “Shareholders' Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)
The values reported in this column represent the dollar amount of expense, calculated in accordance with ASC 718, Compensation - Stock Compensation, to be recognized for financial statement purposes over the respective vesting periods with respect to all stock options awarded to each director during

2013. For a summary of the terms of these awards, see the discussion following the Grants of Plan-Based Awards Table. For a description of the assumptions made in computing the values reported in this column, see “Shareholders' Equity Transactions” in the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	The fees to Mr. Delaney represent a $60,000 retainer.

(4)
As of the end of the fiscal year, Mr. Delaney held options to buy 20,886 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 11, 2004 and December 22, 2010, at exercise prices between $22.7025 and $47.01 per share, expired or will expire between March 11, 2014 and August 20, 2018, and became exercisable between March 31, 2005 and January 1, 2014. As of the end of the fiscal year, Mr. Delaney held 11,291 shares of unvested restricted stock, which had an aggregate market value of $262,064.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(5)
The fees to Dr. Harris include a $60,000 retainer, a $20,000 additional retainer for his service as Lead Director and a $10,000 additional retainer for his service as Chairman of the Governance Committee.

(6)
As of the end of the fiscal year, Dr. Harris held options to buy 20,569 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 11, 2004 and August 20, 2008 at exercise prices between $23.71 and $47.01 per share, expired or will expire between March 11, 2014 and August 20, 2018, and became exercisable between March 31, 2005 and September 30, 2012. As of the end of the fiscal year, Dr. Harris held 11,291 shares of unvested restricted stock, which had an aggregate market value of $262,064.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(7)	The fees to Mr. LaPorte include a $60,000 retainer, as well as a $10,000 retainer for his service as Chairman of the Investment Committee.

(8)
As of the end of the fiscal year, Mr. LaPorte held options to buy 7,858 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted on February 12, 2009 at an exercise price of $19.09 per share, will expire on February 13, 2019, and became exercisable between March 31, 2010 and March 31, 2013. As of the end of the fiscal year, Mr. LaPorte held 11,291 shares of unvested restricted stock, which had an aggregate market value of $262,064.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(9)
The fees to Mr. Moore include a $60,000 retainer, a $15,000 retainer for his service as Chairman of the Compensation and Management Development Committee, and, in accordance with Invacare's director compensation policy, $10,500 for Mr. Moore's attendance at seven Board or committee meetings in excess of 24 meetings held in 2013.

(10)
As of the end of the fiscal year, Mr. Moore held options to buy 20,569 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 11, 2004 and August 20, 2008, at exercise prices between $23.71 to $47.01 per share, expired or will expire between March 11, 2014 and August 20, 2018, and became exercisable between March 31, 2005 and September 30, 2012. As of the end of the fiscal year, Mr. Moore held 11,291 shares of unvested restricted stock, which had an aggregate market value of $262,064.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(11)
The fees to Mr. Weber include a $60,000 retainer, a $15,000 retainer for his service as Chairman of the Audit Committee, and, in accordance with Invacare's director compensation policy, $7,500 for Mr. Weber's attendance at five Board or committee meetings in excess of 24 meetings held in 2013.

(12)
As of the end of the fiscal year, Mr. Weber held options to buy 23,047 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 11, 2004 and December 22, 2010, at exercise prices between $22.7025 to $47.01 per share, expired or will expire between March 11, 2014 and August 20, 2018, and became or will become exercisable between March 31, 2004 and January 1, 2015. As of the end of the fiscal year, Mr. Weber held 11,291 shares of unvested restricted stock, which had an aggregate market value of $262,064.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(13)	The fees to General Jones represent a $60,000 retainer.

(14)
As of the end of the fiscal year, General Jones held options to buy 8,563 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between December 1, 2010 and December 22, 2010, at exercise prices between $22.7025 to $27.82 per share, will expire between December 31, 2014 and December 1, 2020, and became or will become exercisable between September 30, 2011 and January 1, 2016. As of the end of the fiscal year, General Jones held 10,591 shares of unvested restricted stock, which had an aggregate market value of $245,817.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(15)	The fees to Senator Robb include a $60,000 retainer, as well as a $10,000 retainer for his service as the Chairman of the Nominating Committee.

(16)
As of the end of the fiscal year, Senator Robb held options to buy 13,161 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted between March 1, 2010 and December 22, 2010, at exercise prices between $22.7025 to $28.67 per share, will expire between December 31, 2015 and March 1, 2020, and became or will become exercisable between March 31, 2011 and January 1, 2015.  As of the end of the fiscal year, Senator Robb held 11,291 shares of unvested restricted stock, which had an aggregate market value of $262,064.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(17)	The fees to Mr. Shah represent a $60,000 retainer.

(18)
As of the end of the fiscal year, Mr. Shah held options to buy 4,496 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted on May 19, 2011 at an exercise price of $33.36 per share, will expire on May 19, 2021, and became or will become exercisable between March 31, 2012 and March 31, 2015. As of the end of the fiscal year, Mr. Shah held 10,591 shares of unvested restricted stock, which had an aggregate market value of $245,817.11 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(19)
The fees to Ms. Tauscher represent a $60,000 retainer, and, in accordance with Invacare's director compensation policy, $12,000 for Ms. Tauscher's attendance at eight Board or committee meetings in excess of 24 meetings held in 2013.

(20)
As of the end of the fiscal year, Ms. Tauscher held options to buy 8,542 common shares of the Company under the Invacare Corporation 2003 Performance Plan. All options were granted on February 9, 2012 at an exercise price of $17.56 per share, will expire on February 9, 2022, and became or will become exercisable between March 31, 2013 and March 31, 2016. As of the end of the fiscal year, Ms. Tauscher held 8,750 shares of unvested restricted stock, which had an aggregate market value of $203,087.50 at December 31, 2013, based on the $23.21 per share closing price of the Company's common shares on the NYSE on that date.

(21)
Other compensation includes personal use of corporate suites or tickets to sporting events. See the discussion in footnote 7 to the Summary Compensation Table for a description of the Company's methodology for determining the incremental cost of this perquisite.

Director Deferred Compensation Plan
All non-employee directors may participate in the Company’s Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation for a minimum of two years and a maximum of ten years, as specified at the time of the participant’s deferral election. Deferred fees may be credited to a “stock-unit” account that is deemed invested in the Company’s common shares or to an account that earns interest at a rate specified by the Compensation Committee. Stock-unit accounts are credited with dividend equivalent units based on the number of stock units credited to the account as of the applicable dividend record date.
The value in a director’s account balance is distributed to the director in a lump sum promptly following the end of the applicable deferral period. The value in a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of the Company’s common shares at the end of the deferral period, and is paid to the director in an equivalent number of common shares of the Company issued under the 2013 Plan. Partial shares are rounded up or down to the nearest whole share. The value in a director’s interest-bearing account will be paid to the director in cash.
No directors participated in the plan during 2013.
Equity Compensation Plan Information
The following table provides information as of December 31, 2013 about our common shares that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including the Invacare Corporation 2013 Equity Compensation Plan.

	Column (a)		Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,533,782		$23.86	4,460,337	(1)
Equity compensation plans not approved by security holders	2,368	(2)	—	—
Total	4,536,150		$23.86	4,460,337

(1)	Represents shares available under the Invacare Corporation 2013 Equity Compensation Plan.

(2)	Represents phantom share units in the 401(k) Plus Plan and the DC Plus Plan, which are allocated to participants' accounts at their discretion as their investment choice.

OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote based on their best judgment on any other matters unless instructed to do otherwise.
Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by Invacare in connection with its annual meeting of shareholders to be held in 2015 must do so no later than December 9, 2014. To be eligible for inclusion in our 2015 proxy material, proposals must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.
If a shareholder intends to present a proposal (including with respect to director nominations) at Invacare's 2015 annual meeting without the inclusion of that proposal in the Company's 2015 proxy materials, the shareholder must give written notice of such proposal no later than March 16, 2015, which is 60 days prior to the first anniversary of the preceding year's annual meeting, and no earlier than February 14, 2015, which is 90 days prior to the first anniversary of the preceding year's annual meeting, in accordance with the Code of Regulations, as amended.
Upon the receipt of a written request from any shareholder, Invacare will mail, at no charge to the shareholder, a copy of Invacare's 2013 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission, for Invacare's most recent fiscal year. Written requests for any Reports should be directed to:
Shareholder Relations Department
Invacare Corporation
One Invacare Way, P.O. Box 4028
Elyria, Ohio 44036-2125
You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the annual meeting.

By Order of the Board of Directors,
ANTHONY C. LAPLACA
Secretary

INVACARE CORPORATION	VOTE BY MAIL
ONE INVACARE WAY
Mark, sign and date your proxy or voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELYRIA, OH 44035-4190

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69487-P49787	KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVACARE CORPORATION				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except
The Board of Directors recommends that you vote
FOR the following:

1.		Election of Directors		☐	☐	☐

		Nominees:

	01)	Michael F. Delaney	07)	James L. Jones
	02)	C. Martin Harris, M.D.	08)	Dan T. Moore, III
	03)	A. Malachi Mixon, III	09)	Dale C. LaPorte
	04)	Gerald B. Blouch	10)	Ellen O. Tauscher
	05)	Charles S. Robb	11)	Michael J. Merriman
	06)	Baiju R. Shah

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.		Ratify appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.		☐	☐	☐

3.		An advisory vote to approve the compensation of the Company's Named Executive Officers.		☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy or voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Form 10-K and The Notice and Proxy Statement are available at www.invacare.com/annualreport.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
M69488-P49787

INVACARE CORPORATION
PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES
Annual Meeting of Shareholders - May 15, 2014

This proxy is solicited by the Board of Directors

The undersigned hereby (i) appoints GERALD B. BLOUCH, ROBERT K. GUDBRANSON and ANTHONY C. LAPLACA, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION (the "Company"), which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 15, 2014 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted "FOR" the election of the eleven director nominees nominated by the Board of Directors, "FOR" Proposal 2 and "FOR" Proposal 3. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy will vote the shares represented by this proxy in their discretion.

Continued and to be signed on reverse side

INVACARE CORPORATION	VOTE BY MAIL
ONE INVACARE WAY
Mark, sign and date your proxy or voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELYRIA, OH 44035-4190

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69487-P49787	KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVACARE CORPORATION				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except
The Board of Directors recommends that you vote
FOR the following:

1.		Election of Directors		☐	☐	☐

		Nominees:

	01)	Michael F. Delaney	07)	James L. Jones
	02)	C. Martin Harris, M.D.	08)	Dan T. Moore, III
	03)	A. Malachi Mixon, III	09)	Dale C. LaPorte
	04)	Gerald B. Blouch	10)	Ellen O. Tauscher
	05)	Charles S. Robb	11)	Michael J. Merriman
	06)	Baiju R. Shah

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.		Ratify appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.		☐	☐	☐

3.		An advisory vote to approve the compensation of the Company's Named Executive Officers.		☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof, the trustees will vote the shares represented by this card in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy or voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Form 10-K and The Notice and Proxy Statement are available at www.invacare.com/annualreport.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
M69488-P49787

INVACARE CORPORATION
PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES
VOTING INSTRUCTION CARD
Annual Meeting of Shareholders - May 15, 2014

This Card is solicited on behalf of the trustees of the Invacare Retirement Savings Plan

The undersigned hereby instructs the trustees of the Invacare Retirement Savings Plan to vote the Common Shares and Class B Common Shares of INVACARE CORPORATION (the "Company"), which the undersigned is entitled to vote as a participant in an employee benefit plan which may be funded by the Invacare Retirement Savings Plan at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 15, 2014 at 10:00 A.M. (EDT) and at any adjournments thereof. The undersigned authorizes and directs the trustees of the Invacare Retirement Savings Plan to vote all the Common Shares and Class B Common Shares of the Company represented by this Card on the reverse side.

The shares represented by this card, when this card is properly executed, will be voted in the manner directed herein. If no such direction is given, said shares will be voted in the same proportions that all shares under the Invacare Retirement Savings Plan for which instructions were received will be voted. If any other matters properly come before the meeting or any adjournment thereof, the trustees will vote the shares represented by this card in their discretion.

Continued and to be signed on reverse side